MARKED TO SHOW CHANGES FROM PREVIOUS VERSION


         As Filed with the Securities and Exchange Commission on June 17, 1997


                                                     REGISTRATION NO.  333-10287

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------


                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------


                       CASDIM INTERNATIONAL SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)



        Delaware                     7379                         83-0288100
        --------                     ----                         ----------
    (State or other     (Primary Standard Industrial          (I.R.S. Employer
     jurisdiction of        Classification Code Number)      Identification No.)
    incorporation or
      organization)


                           Yehuda Shimshon, President
                       CASDIM INTERNATIONAL SYSTEMS, INC.
                              150 East 58th Street
                            New York, New York 10155
                                 (212) 829-1700
                               Fax: (212)829-1705
            (Address and telephone number of Registrant's principal
                 executive offices; Name, address and telephone
                          number of agent for service)
                             ---------------------
                                   Copies to:
                            Steven J. Glusband, Esq.
                           CARTER, LEDYARD & MILBURN
                                Two Wall Street
                            New York, New York 10005
                                 (212) 732-3200
                              Fax: (212) 732-3232


       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering [X].


     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                        UNDERTAKING PURSUANT TO RULE 414

This Registration Statement on Form SB-2, Registration No. 333-10287, has been amended pursuant to Rule 414 of the Securities Act of 1933, as amended. On April 25, 1997, Casdim International Systems, Inc., a Colorado corporation, merged into its wholly-owned subsidiary incorporated in the State of Delaware, Casdim Delaware, Inc. (the "Surviving Corporation"), for the purpose of changing Casdim International Systems, Inc.'s state of incorporation. Immediately prior to the merger, the Surviving Corporation had only nominal assets or liabilities. Pursuant to the terms of the merger, which was effected pursuant to Colorado Statute and Delaware Statute, the Surviving Corporation acquired all of the assets and assumed all of the liabilities and obligations of Casdim International Systems, Inc. Additionally, the Surviving Corporation's name was changed to Casdim International Systems, Inc. The merger was approved at the Annual Meeting of Shareholders of Casdim International Systems, Inc. on October 16, 1996.


The Surviving Corporation expressly adopts all statements contained in Amendment No. 1 to the original registration statement on Form SB-2, Registration No. 333-10287, as its own registration statement for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.


                             ----------------------

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may become available pursuant to anti-dilution provisions upon exercise of the warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION


PROSPECTUS


                     2,171,002 Shares of Common Stock

                       CASDIM INTERNATIONAL SYSTEMS, INC.


     This Prospectus relates to the resale by certain stockholders of Casdim International Systems, Inc. (the "Company") of up to 2,171,002 shares of common stock, of which 1,221,002 shares were issued by the Company in connection with its May 1996 private placement. An additional 300,000 shares are being sold by Cedarwood Trading & Investments Ltd., a principal stockholder. The Company will not receive any proceeds from the sale of any of these 1,521,002 shares of common stock. The remaining 650,000 shares of common stock are issuable upon conversion of warrants (the "Warrants") issued to certain financial consultants to the Company in May 1996. No assurance can be given as to if and when the Warrants will be exercised. The holders of the 1,691,002 shares of common stock and the holders of the Warrants are sometimes referred to in the Prospectus as the "Selling Stockholders." The shares of common stock may be offered from time to time by the Selling Stockholders in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.


     The Company's common stock, par value $.01 per share (the "Common Stock") is presently quoted on the Nasdaq Bulletin Board. Because there is no established trading market, and only a limited number of market makers have sporadically offered to purchase and sell shares of the Company's Common Stock, during significant portions of the listed periods, reliable quotations for the Common Stock have not been available. On June 16, 1997 the closing bid price for the Common Stock as reported on the Nasdaq Bulletin Board was 1 11/32. See "Price Range of Common Stock."


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHICH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" ON PAGE 6 .

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                    --------



                  The date of this Prospectus is June __, 1997

The Company will furnish its stockholders with annual reports containing financial statements certified by independent public accountants and publish quarterly reports containing unaudited financial data.



This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to
registration   or   qualification   under  the  securities   laws  of  any  such
jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                   The Company


     Casdim International Systems, Inc. and its subsidiaries (collectively referred to herein as the "Company") is a multimedia and communications company engaged in the development, marketing, sale and leasing of interactive, informational and transactional kiosks. The Company is engaged in the development of interactive televisions, which will be used to provide interactive programs to link vendors and customers and to supply information and transactions on demand. Another area of the Company's business is the development of servers and communications applications for both satellite-based networks and wide area networks ("WAN"), that will enable vendors to deliver information services and effect transactions from their place of business.


     The Company is a Delaware holding company, originally incorporated under the laws of Colorado on January 5, 1988 under the name of S.W. Financial Corporation for the purpose of acquiring an interest in one or more business opportunities in the field of multimedia, information and communication technology. In keeping with the stated corporate purpose, the then management of the Company evaluated several business opportunities and, during the fiscal year ended December 31, 1995, finalized the Company's first corporate acquisition. The acquisition was effected by means of an agreement for the exchange of stock and plan of reorganization dated November 21, 1995, (the "Exchange Agreement"), by and among the Company, Casdim Interactive Systems USA, Inc. ("Casdim USA"), a Nevada corporation, and Mr. Yehuda Shimshon. Mr. Shimshon acted on behalf of himself and Cedarwood Trading & Investment Ltd. ("Cedarwood"), the then sole shareholders of Casdim USA. Pursuant to the terms of the Exchange Agreement, the Company acquired all the issued and outstanding shares of Casdim USA in exchange for 425,000,000 shares of the Company. The Exchange Agreement, which became effective on December 11, 1995, was approved at a special meeting of the shareholders of the Company held on October 24, 1995 at which the shareholders also approved: (i) renaming the Company Casdim International Systems, Inc.; (ii) the 50:1 stock split of 76,700,000 shares, the then outstanding number of shares of the Company, into 1,534,000 shares; and (iii) the appointment of Mr. Shimshon as President and Chairman of the Board.


     The Company maintains its principal executive offices at 150 East 58th Street, New York, New York 10155, and its telephone number is 212-829-1700.

                                  The Offering



Common Stock offered.................2,171,002 shares of Common Stock (the
                                     "Shares")(1)

Common Stock to be outstanding
   after the Offering................15,334,000 shares (2)

Use of proceeds......................The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The net proceeds to be received by the Company from the exercise of the Warrants, assuming the exercise of all such Warrants, are estimated to be approximately $650,000. Such proceeds will be used for working capital.

Nasdaq Bulletin Board Symbol.........CDMI

Risk Factors.........................Prospective investors should carefully consider the matters set forth herein under the caption "Risk Factors."

--------------------

(1) Assumes the sale of 650,000 Shares to be issued upon exercise of the Warrants.

(2) Does not include 500,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan, 500,000 shares of Common Stock issuable upon exercise of options granted to consultants to the Company, and 200,000 Shares issuable upon exercise of warrants issued in connection with the Company's May 1997 private placement. See "Description of Capital Stock."

                             Summary Financial Data

Income Statement Data:

                                                            Year Ended December 31,              Three Months Ended March 31,
                                                            -----------------------              ----------------------------
                                                           1996               1995                 1997                 1996
                                                           ----               ----                 ----                 ----
Sales.............................................      $ 508,713         $2,011,110          $   6,985              $253,007
Cost of sales.....................................        379,806             468,353                --                 31,785
                                                        ---------           ---------          ---------              --------
Gross profit......................................        128,907           1,542,757              6,985               221,222
                                                          -------           ---------             ------               -------
Selling, general and administrative
    expenses......................................      1,244,144             237,016            485,492               113,989
                                                       ----------           ---------           --------               -------
Income (loss) from operations.....................     (1,115,237)          1,305,741           (478,507)              107,233
Other income (expenses):
    Interest income...............................         21,309                  --              5,828                    --
   Dividend income................................         35,673                  --                 --                    --
   Interest expense...............................       (109,519)            (75,272)           (21,676)              (18,710)
   Investment activity gain (loss)................             --             (93,142)           145,402                    --
   Gain (loss) from foreign translation...........        (51,860)             (6,203)                --               (18,134)
Income (loss) from operations before taxes........     (1,219,634)          1,131,124           (348,943)              (70,389)
Income tax (expenses) benefit.....................             --            (440,309)                --              $(33,185)
                                                      -----------           ---------         ----------              --------
Net income (loss).................................    $(1,219,634)         $  690,815         $ (348,943)             $ 37,204
                                                      ===========          ==========         ==========              ========
Net earnings (loss) per share.....................          $(.09)               $.36            $(.0247)                 $.01
                                                            =====                ====             ======                 =====
Weighted average number of shares
   outstanding....................................     13,349,000           1,899,000          14,134,001            9,634,000
                                                       ==========           =========          ==========            =========






Balance Sheet Data:                            December 31,       March 31,
                                                  1996              1997
                                                  ----              ----

Working capital...........................     $  898,151       $1,640,649
Total assets..............................      4,335,191        4,344,346
Total debt        ........................      1,891,920        1,830,028
Stockholders' equity......................      2,463,221        2,514,318

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

Business, Market and Shareholder Risks

     Limited Operating History. Although the Company was incorporated in 1988, it did not have any material ongoing operations until it acquired Casdim USA on December 11, 1995. The Company is currently increasing its presence in the United States and intends to substantially broaden its global activities. No assurance can be given that the Company will be able to operate profitably, especially as it expands its operations. See "Management's Discussion and Analysis."


     Potential Fluctuations in Operating Results; Seasonality. The Company's operating results are likely to vary significantly in the future, depending on factors such as the size and timing of significant orders and their fulfillment, demand for the Company's products, changes in pricing policies by the Company or its competitors, changes in the level of operating expenses, product life cycles, personnel changes, changes in the Company's strategy, seasonal trends and general domestic and international economic and political conditions, among others. The timing of expansion in the United States and the rate at which orders are obtained will also cause material fluctuations in the Company's operating results. The Company's results may also be affected by currency exchange rate fluctuations and economic conditions in the geographic areas in which the Company operates. Due to the foregoing factors, revenues and operating results are difficult to forecast.


     The Company's expense levels are based, in significant part, on the Company's expectations as to future revenues and are therefore relatively fixed in the short-term. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of the Company's expenses varies with its revenues. During 1996 the Company's operations were negatively impacted as revenues declined and operating expenses increased. No assurance can be given as to when the Company will be able to return to profitability. The operating results of the Company will likely fluctuate on a quarterly basis. Due to all the foregoing factors, in some future quarter the Company's operating results may be below the expectations of investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis."


     Absence of Nasdaq Listing. For most of the period since the completion of its initial public offering on September 27, 1989, an active public trading market did not develop for the Company's Common Stock. Because there is no established trading market, and only a limited number of market makers have sporadically offered to purchase and sell shares of the Company's Common Stock, during significant portions of the listed periods, reliable quotations for the Common Stock have not been available. Although the Company intends to submit an application for the Common Stock to be listed on the Nasdaq SmallCap Market ("SCM"), no assurance can be given that the Common Stock will be accepted for listing. The possible inclusion of the Common Stock on the Nasdaq system does not provide any assurance that an active and liquid trading market will develop or be maintained. See "Price Range of Common Stock."


     Application of Penny Stock Rules; No Assurance of Nasdaq SmallCap Market Listing. The Company's securities are subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Company's Common Stock.


     The Company intends to apply to list its shares of Common Stock on the Nasdaq SCM. The Board of Governors of the National Association of Securities Dealers, Inc. has established new standards for the initial listing and continued listing of a security on the Nasdaq SCM. The new standards for initial listing require, among other things, that an issuer have net tangible assets of $4,000,000; that the minimum bid price for the listed securities be $4.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $5,000,000; and that there be at least three market makers for the issuer's securities. The maintenance standards require, among other things, that an issuer have tangible assets of at least $2,000,000; that the minimum bid price for the listed securities be $1.00 per share; that the minimum market value of the "public float" be at least $1,000,000; and that there be at least two market makers for the issuer's securities. There can be no assurance that the Company will be able to satisfy the requirements for obtaining or maintaining a Nasdaq listing.


     Need to Manage a Changing Business. The Company is experiencing a period of significant growth in the number of its employees, the scope of its operating and financial systems and geographic areas of its operations. This growth has resulted in new and increased responsibilities for management personnel and has placed a significant strain upon the Company's management, operating systems and financial resources. To accommodate such growth, compete effectively and manage potential future growth, the Company must continue to implement and improve its information systems, procedures and controls, and expand, train, motivate and manage its work force. These demands will require the addition of new management personnel. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, operating systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition. See "--Dependence on Key Personnel," "Business--Employees" and "Management."

     Risks Associated with Expanding Distribution. To date, the Company has sold and attempted to lease its kiosks through its in-house sales forces. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales personnel. Although the Company intends to expand its direct sales force, the Company may experience difficulty in recruiting qualified sales personnel. There can be no assurance that the Company will be able to successfully expand its sales force or that such expansion will result in an increase in revenues. Any failure by the Company to expand its direct sales force would materially adversely affect the Company's business, operating results and financial condition. See "--Dependence on Key Personnel," "Business--Sales and Marketing."


     Competition. The market for interactive kiosks, customized databases and network integration is intensely competitive and characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. The Company faces competition from numerous companies, some of which are more established and have greater financial and other resources than the Company. The Company's current direct competitors, include among others, Golden Screens in Israel and Factura Composites, Inc., Quick ATM, 1-Media, Aimtech, EDR Systems, Virtual Shopping Inc., Rikon, and HSI in the United States.

     The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than the Company. The Company expects to face additional competition as other established and emerging companies enter the interactive kiosk development market and new products and technologies are introduced. Increased competition could result in fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Furthermore, competitive pressures could require the Company to reduce the price of its licenses and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Competition."


     Rapid Technological Change. The market in which the Company competes is characterized by rapid technological change. The introduction of products embodying new technologies and the emergence of new industry standards could exert price pressures on the Company's products. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing new and enhanced products on a timely basis that keep pace with such technological developments and emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing new products, that it will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance, thereby materially affecting the Company's business, operating results and financial condition. See "Management's Discussion and Analysis" and "Business-- Research and Development."

     Proprietary Rights and Risks of Infringement. The Company is dependent upon its proprietary network technology and relies primarily on a combination of confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret laws, which afford only limited protection. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology.

     The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected.


     The Company relies and intends to rely in the future upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which would materially adversely affect the Company's business, operating results and financial condition.


     Risk of Software Defects. Network multimedia products are internally complex and frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues or delays in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Research and Development."

     Dependence on Key Personnel. The Company's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Competitors and others have in the past and may in the future attempt to recruit the Company's employees. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Research and Development," "--Employees" and "Management."

     International Operations. International operations are subject to inherent risks, including the impact of possible recessionary environments in multiple foreign markets, costs of localizing products for foreign markets, longer receivables collection periods and greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company will be able to sustain or obtain revenues from international operations or that the foregoing factors will not have a material adverse effect on the Company's future revenues and, consequently, its business, operating results and financial condition.


     The revenues of the Company's Israeli subsidiary, Casdim Interactive Systems Ltd. ("Casdim Israel") are generally denominated in the local Israeli currency. The Company does not currently engage in any hedging activities. There can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on the Company's revenues from international sales and thus impact the Company's business, operating results and financial condition. See "Management's Discussion and Analysis" and "Business--Sales and Marketing."


     Future Capital Needs. Although the Company recently raised $1.5 million in a private placement, the Company may require additional capital to satisfy its capital requirements in the next 12 months. The Company's future capital requirements will depend on many factors, including continued progress in its expansion plans and its ability to successfully develop new and enhanced products. To the extent its existing capital resources are insufficient to fund the Company's operating and financial requirements, it may be necessary to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may cause dilution to the Company's then-existing stockholders. See "Management's Discussion and Analysis--Liquidity and Capital Resources."


     Concentration of Ownership. Mr. Yehuda Shimshon and Cedarwood Trading & Investments Ltd. ("Cedarwood"), a company in which Mr. Shimshon has a controlling interest, beneficially own approximately 53.8% of the Company's outstanding Common Stock. As a result, Mr. Shimshon is able to exercise control over most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."


     Shares Eligible for Future Sale. Upon consummation of this Offering, the Company will have 15,334,000 shares of Common Stock outstanding, substantially all of which, other than the shares of Common Stock held by Mr. Shimshon and Cedarwood, are freely tradable. Mr. Shimshon and Cedarwood beneficially own in the aggregate 8,250,000 shares of Common Stock of the Company and may be deemed "affiliates" of the Company as such term is defined under the Securities Act. They have agreed not to offer, sell, contract to sell or otherwise dispose of any shares or any securities convertible into, exercisable or exchangeable for shares of Common Stock of the Company (other than 300,000 shares of Common Stock which are being offered hereby), for a period of three years in the case of Mr. Shimshon, and two years in the case of Cedarwood. No predictions can be made as to the effect, if any, that market sales of shares of existing stockholders or the availability for future sale of such shares or shares in this Offering will have on the market price of the Common Stock prevailing from time to time. The prevailing market price of the Common Stock after the Offering could be adversely affected by future sales of substantial amounts of Common Stock by existing stockholders. See "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Plan of Distribution."


     Substantial Number of Shares of Common Stock Reserved for Issuance Upon Exercise of Outstanding Options and Warrants. The Company has reserved from its authorized but unissued Common Stock (i) 650,000 shares of Common Stock which are subject to this Offering and issuable upon exercise of warrants; (ii) 500,000 shares of Common Stock issuable upon exercise of options given to consultants to the Company; (iii) 500,000 shares of Common Stock issuable under the Company's 1996 Stock Option Plan (the "1996 Plan") and (iv) 200,000 shares of Common Stock issuable upon exercise of warrants issued in connection with the Company's May 1997 private placement. The existence of the outstanding options and warrants may prove to be a hindrance to future financings by the Company. In addition, the exercise of any options may dilute the net tangible book value of the Common Stock.

     No Dividends. The Company has never paid a dividend nor does it intend to make any dividend payments for the foreseeable future. See "Dividend Policy."

Risks Relating to the Company's Operations in Israel

     Operations in Israel. Casdim Israel's operations are directly affected by economic, political and military conditions there. For information with respect to certain factors concerning the State of Israel, risks related to its economic and political situation and special programs provided by the State of Israel relating to research and development, exports and taxation, see "Management's Discussion and Analysis," "Israeli Taxation" and "Conditions in Israel." The loss of the various research and development grants and tax benefits afforded to the Company by the State of Israel would negatively impact its results of operations in the future.

     Some of the Company's officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active duty at any time upon the outbreak of hostilities. While the Company has operated effectively under these requirements, no prediction can be made as to the effect on the Company of any expansion of such obligation. See "Business -- Employees."


     Impact of Inflation and Currency Fluctuations. The dollar cost of the Company's operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by a devaluation of the NIS in relation to the dollar. During the three years ended December 31, 1996, the rate of inflation in Israel exceeded the rate of devaluation of the dollar against the NIS. In 1995 and 1996, the rate of inflation in Israel was 8.1% and 10.6%, respectively, while the rate of devaluation was 3.9% and 3.7%, respectively.

                                 USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The net proceeds to be received by the Company from the exercise of the Warrants, assuming the exercise of all such warrants, are estimated to be approximately $650,000. The proceeds of the exercises, if any, will be used for working capital.


                           PRICE RANGE OF COMMON STOCK


     Since completion of its public offering on September 27, 1989, a public trading market has not developed for the Company's common stock, $0.01 par value (the "Common Stock"). Because there is no established trading market, and only a limited number of market makers have sporadically offered to purchase and sell shares of the Company's Common Stock, during significant portions of the listed periods, reliable quotations for the Common Stock have not been available.


                                                  High            Low
                                                  ----            ---
1995
----
First Quarter................................... No Bid          No Bid
Second Quarter.................................. No Bid          No Bid
Third Quarter................................... No Bid          No Bid
Fourth Quarter.................................. No Bid          No Bid

1996
----
First Quarter................................... $1 1/8          $   7/32
Second Quarter..................................  5 3/4              1/2
Third Quarter ..................................  5 1/4           2  3/4
Fourth Quarter..................................  5 1/2           4  1/16

1997
----
First Quarter .................................. $3 1/2          $1  1/32
Second Quarter (through June 16, 1997)..........  2 7/16          1 13/32



     The Nasdaq Bulletin Board symbol for the Company's Common Stock is CDMI. As of June 6, 1997, there were approximately 33 holders of record and 300 beneficial owners of the Company's Common Stock.

                                 DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.


                                 CAPITALIZATION


     The following table sets forth the short-term debt and capitalization of the Company at March 31, 1997, without any adjustment to reflect the sale of the Shares by the Company upon exercise of the Warrants:



                                                                March, 31 1997
                                                                --------------
Total short-term debt.......................................... $   804,671
                                                                 ==========
Long-term debt.................................................   1,025,357
                                                                  ---------
Stockholders' equity:
     Common Stock,  $.01 par value;  30,000,000  shares
     authorized;  14,134,000 shares issued and outstanding;
     14,784,000 shares issued and outstanding,
     as adjusted (1)...........................................         985
Additional paid in capital.....................................   3,545,268
Less treasury stock............................................      (1,425)
Retained earnings..............................................  (1,030,510)
TOTAL STOCKHOLDERS' EQUITY.....................................   2,514,318
                                                               ------------
TOTAL CAPITALIZATION...........................................$  4,344,346
                                                               ============

(1) Does not include 500,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan, 500,000 shares of Common Stock issuable upon exercise of options granted to consultants to the Company, 650,000 shares of Common Stock issuable upon exercise of warrants issued to certain financial consultants to the Company, 1,200,000 shares of Common Stock issued in a private placement on May 22, 1997, and 200,000 Shares issuable upon exercise of warrants issued in connection with the Company's May 1997 private placement.

                             SELECTED FINANCIAL DATA


     The following selected financial data for each of the years ended December 31, 1995, and 1996, are derived from the Company's consolidated financial statements set forth elsewhere in this Prospectus. The Company's financial statements were examined by Hocker, Lovelett, Hargens & Yennie, P.C. whose report with respect to such financial statements appears in this Prospectus. The consolidated balance sheet data at December 31, 1995 and 1996, is derived from audited consolidated financial statements previously filed with the Commission. The consolidated statement of operations data for the three-month periods ended March 31, 1996 and 1997 and the consolidated balance sheet data at March 31, 1997 are derived from unaudited consolidated financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the Company's financial position and results of operations for such periods.




Income Statement Data:

                                                            Year Ended December 31,              Three Months Ended March 31,
                                                            -----------------------              ----------------------------
                                                             1996              1995                 1997                 1996
                                                             ----              ----                 ----                 ----
Sales...............................................     $ 508,713         $ 2,011,110          $   6,985            $ 253,007
Cost of sales.......................................       379,806             468,353                 --               31,785
                                                         ---------           ---------             ------             --------
Gross profit........................................       128,907           1,542,757              6,985              221,222
                                                           -------           ---------             ------             -------
Selling, general and administrative expenses........     1,244,144             237,016            485,492              113,989
                                                       -----------           ---------            -------            ---------
Income (loss) from operations.......................    (1,115,237)          1,305,741           (478,507)             107,233
Other income (expenses):
     Interest income................................        21,309                  --              5,828                   --
     Dividend Income................................        35,673                  --                 --                   --
     Interest expense...............................      (109,519)            (75,272)           (21,676)             (18,710)
     Investment activity gain (loss)................            --             (93,142)           145,402                   --
     Gain (loss) from foreign translation...........       (51,860)             (6,203)                --              (18,134)
Income (loss) from operations before taxes..........    (1,219,634)          1,131,124           (348,943)             (70,389)
Income tax (expenses)...............................            --            (440,309)                --              (33,185)
                                                       -----------          ----------          ---------              -------
Net income (loss)...................................   $(1,219,634)          $ 690,815          $(348,943)            $ 37,204
                                                       ===========           =========          =========             ========
Net earnings (loss) per share.......................        $(.09)                $.36            $(.0247)                $.01
                                                            =====                 ====            =======                =====
Weighted average number of shares
     outstanding....................................    13,349,000           1,899,000         14,134,001            9,634,000
                                                        ==========           ==========        ==========            =========

Balance Sheet Data:                    December 31,           March 31,
                                           1996                 1997
                                           ----                 ----
Working capital.....................    $ 898,151            $1,640,649
Total assets........................    4,355,191             4,344,346
Total debt        ..................    1,891,920             1,830,028
Stockholders' equity................    2,463,271             2,514,318

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following is management's discussion and analysis of certain significant factors which have affected the Company's financial position and operating results during the periods included in the accompanying condensed financial statements. The discussion and analysis contains trend analysis and other forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of changes in the economy, changes in the Company's product sales mix and other factors which may be beyond the Company's control.

Background



     In November 1995, the Company issued 8,500,000 shares of common stock after giving effect to a 50:1 reverse stock split, to acquire 100% of Casdim Interactive Systems USA, Inc. ("Casdim USA"), the owner of 100% of the voting and equity shares of Casdim Interactive Systems, Ltd. ("Casdim Israel"). Prior to the acquisition of Casdim USA, the Company did not have any significant operations. The business combination has been accounted for using the pooling method of accounting. Upon the completion of the exchange of shares, the Company changed its name from S.W. Financial Corp. to Casdim International Systems, Inc.

Results of Operations


    Quarter Ended March 31, 1997 Compared to Quarter Ended March 31, 1996.

     Kiosk and associated sales by the Company's wholly owned Israeli subsidiary decreased to $6,985 during the quarter ended March 31, 1997 from $253,007 in the comparable 1996 quarter. The decrease in sales was principally attributable to the Company's decision to concentrate its resources on entering the North American market and the failed efforts of its Israeli subsidiary to lease kiosks. The Company expects that the revenues of its Israeli subsidiary will increase in 1997 as a result of its recently acquired right to install interactive multimedia informational and transactional kiosks at Ben Gurion Airport and 13 smaller Israeli airports. Additionally, Casdim Israel was granted exclusive rights by an Israeli insurance company to sell insurance products through its kiosks at the Ben Gurion Airport. The Company is developing software to allow Israeli citizens to purchase insurance prior to their departing Israel for trips abroad.


     As a result of the Company's limited sales in the first quarter of 1997, it did not record any costs of sales as compared to $31,785 in costs in the 1996 first quarter. As a result, the Company's gross profit for 1997 first quarter was $6,985 compared to $221,222 in the 1996 first quarter. The Company expects its gross margins to vary in the future depending on the nature and volume of its revenues.

     Selling, general and administrative expenses increased to $485,492 in the 1997 first quarter from $113,989 in the 1996 first quarter, due primarily to the increased marketing costs associated with the Company's efforts to penetrate the North American market and costs associated with the maintenance of executive offices in New York City. The Company anticipates that selling, general and administrative expenses will continue to increase in 1997 a result of the planned increases in expenses relating to its Information on Demand System ("IOD System") and the joint venture with Dick Clark Ventures.


     In  1997  the  Company  capitalized   approximately   $263,000  of  product
development costs, principally relating to the IOD System.


     During the 1997 first quarter, the Company had other income of $129,554 as compared to other expenses of $36,844 in the 1996 first quarter. In the 1997 first quarter, the Company was able to offset its increased interest expenses with interest and dividend income from the investment of the proceeds of its May 1996 private placement and a $145,402 gain from the sale of marketable securities. The Company does not expect to invest in marketable securities during the foreseeable future. The Company expects interest expenses to increase in 1997.


     For the quarter ended March 31, 1997, the Company had a loss from operations of $348,943 as compared to income from operations of $70,389 for the 1996 comparable quarter. The Company's operating loss in the 1997 first quarter was due primarily to the increase in the Company's selling, general and administrative expenses and the decline in sales.



     As a result of the foregoing, the Company's net loss was $348,943 or $.0247 per share for the quarter ended March 31, 1997 as compared to net income of $37,204 or $.01 per share for the quarter ended March 31, 1996.


     Years Ended December 31, 1996 and 1995.



     Sales decreased to $508,713 during the year ended December 31, 1996 from $2,011,110 in 1995. The decrease in sales was principally attributable to the Company's decision to (i) concentrate its resources on entering the North American market, (ii) its failed efforts to lease kiosks, and (iii) the determination of one of the Company's major customers to postpone deliveries of kiosks until its financial condition improves.


     Cost of sales decreased to $379,806 in 1996 from $468,353 in 1995, principally as a result of the Company's lower level of sales. As a result, the Company's gross profit for 1996 was $128,907 compared to $1,542,757 in 1995. The Company expects its gross margins to vary in the future depending on the nature and volume of its revenues.


     Selling, general and administrative expenses increased to $1,244,144 in 1996 from $237,016 in 1995, due primarily to the increased marketing costs associated with the Company's efforts to penetrate the North American market, costs associated with the establishment of executive offices in New York City, increased compensation, legal and accounting costs, and a charge in the second quarter of 1996 of approximately $164,000 arising from the issuance of stock options to the Company's former public relations firm. The Company anticipates that selling, general and administrative expenses will continue to increase in 1997 a result of the planned increases in expenses relating to its IOD System and the joint venture with Dick Clark Ventures.


     In  1996  the  Company  capitalized   approximately   $943,000  of  product
development costs, principally relating to the IOD System.


     During 1996, the Company had other expenses of $104,397 as compared to other expenses of $174,617 in 1995. In 1995, the Company had a $93,142 loss from its investment activity, resulting from unsuccessful investments made in 1995 prior to the acquisition of Casdim USA. In 1996, the Company was able to offset part of the increased foreign currency translation losses and interest expenses with interest and dividend income from the investment of the proceeds of its May 1996 private placement. The Company expects interest expenses to increase in 1997.


     For the year ended December 31, 1996, the Company had a loss from operations of $1,219,634 as compared to income from operations of $1,131,124 for 1995. The Company's operating loss in 1996 was due primarily to the increase in the Company's selling, general and administrative expenses and the decline in sales.


     In 1995, the Company's income tax expense was $ 440,309.


     As a result of the foregoing, the Company's net loss was $1,219,634 or $.09 per share for 1996 as compared to net income of $690,815 or $.36 per share for 1995.

Liquidity and Capital Resources


     At March 31, 1997, the Company had $932,020 in cash and $1,640,649 in working capital as compared to $915,520 in cash and $898,151 in working capital at December 31, 1996. The Company's financial position was enhanced in the first quarter of 1997 as a result of its receipt of $400,000 upon the exercise of warrants issued in the 1996 private placement. In addition, the Company's financial position benefitted from the conversion of $1,000,000 of its Israeli subsidiary's short-term debt into long-term debt. On May 22, 1997, the Company completed a private placement of 1,200,000 shares of Common Stock and 200,000 warrants, exercisable at $1.00 per share, to three offshore investors and received $1,500,00 in gross proceeds. The Company has agreed to register the shares of Common Stock issued in the private placement in a future registration statement.


     Among the factors that will affect the Company's working capital in the future will be (i) the amount and timing of the expenditures required to complete the development, installation and testing of the IOD System, and (ii) the timing of a $500,000 capital contribution which the Company has agreed to make to the joint venture with Dick Clark Ventures. Another factor which will affect working capital is the collectability of a receivable of approximately $300,000 from Kupat Holim Leumit, an Israeli health maintenance organization, which is over one year old.


     Management believes that the Company may require additional financing of approximately $1.5 million during the next six to eighteen months, mainly to fund the installation and testing of the IOD System at various Ramada Inn sites. No assurance can be given that sufficient financing on either an equity or debt basis will be available to the Company or that it will be available at advantageous terms. To the extent sufficient financing is not available, the Company will attempt to stretch out the costs associated with the Ramada project so that it will be able to continue its operations through 1997.

                                    BUSINESS


     The Company is a multimedia and communications company engaged in the development, marketing, sale and leasing of interactive, informational and transactional kiosks. The Company is engaged in the development of interactive televisions, which will be used to provide interactive programs to link vendors and customers and to supply information and transactions on demand. Another area of the Company's business is the development of servers and communications applications for both satellite-based networks and wide area networks ("WAN"), that will enable vendors to deliver information services and effect transactions from their place of business.


Recent Developments



     In 1996 the Company devoted substantial managerial time and capital resources to its efforts to enter the North American market. The Company determined that the best use for its technology in the North American market was in the context of the lodging industry and in the transmission of electronic data via satellite.


     The Company and Dick Clark International Cable Ventures Ltd. ("Dick Clark Ventures") have agreed to enter into a joint venture, to be known as Technology Transfer Corporation, to exploit certain satellite transmission licenses held by an affiliate of Dick Clark Ventures in Mexico. These licenses, granted by the Secretaria de Communicaciones y Transports ("SCT") of Mexico, allow for the installation or utilization of shared teleports, for the bi-directional transmission of voice, video and data within the footprint of the Mexican Government's two Solidaridad satellites. The Company has agreed to contribute $500,000 to the joint venture which will design, install and operate an advanced communications platform based on the satellite platform. When activated, the satellite network is intended to provide a variety of electronic services, currently unavailable on a wide scale in Mexico. Initially, the joint venture intends to provide electronic transactional services under the trade name DataMex(TM) which service will include transactional banking via an interconnected ATM network, point of purchase transactions and international funds transfers. No assurance can be given that this joint venture will be successful in developing the network or that it will be able to raise sufficient capital for the initiation of its proposed business.


     On March 26, 1997, the Company and Ramada Franchise Systems, Inc. ("RFS"), a wholly owned subsidiary of HFS Incorporated, announced their agreement to enter into "alpha" and beta" testing of Casdim's integrated Information on Demand System (the "IOD System"). The IOD System incorporates interactive TV, Internet, video-on-demand, E-mail, and a club member facility. The IOD System is designed to utilize a WAN to link video and data servers via satellites and/or cable TV systems. Hotel guests will access their TV through the RFS/Casdim default channel. Access to various services including E-mail, stock quotes, sports scores, video-on-demand, airline and car rental reservations and residential real estate listings will be provided to the hotel guest by the IOD System. Under the proposed arrangement, Casdim will derive revenues from advertising, vendor commissions and user fees. RFS currently has over 120,000 lodging rooms in its franchise network. The Company and RFS have agreed to enter into an agreement for full system implementation of the IOD System, pursuant to which RFS will exclusively recommend the IOD System to all of its franchises, upon the successful completion of the alpha and beta testing at various Ramada Inn locations. The testing of the IOD System is scheduled to be completed in March 1998. No assurance can be given that such testing will prove successful, or that the Company will be able to raise sufficient funds to install its IOD System within the Ramada Inn franchise system.


     The Company recently acquired the right to install interactive multimedia informational and transactional kiosks at Ben Gurion Airport and 13 smaller
Israeli airports. Additionally, Casdim was granted exclusive rights by an Israeli insurance company to sell insurance products through its kiosks at the Ben Gurion Airport. The Company is developing software to allow Israeli citizens to purchase insurance prior to their departing Israel for trips abroad.

Products


     Historically, the Company's main products and services consisted of:

          o    the sale and lease of multimedia kiosks; and
          o the development and sale of databases, kiosk and kiosk home pages, servers, and communications applications.


     Multimedia Kiosks. The Company's kiosks offer a form of interactive computerization which allows for easy consumer access to products, services, and information. Consumers are able to access promotional and educational information as well as purchase goods and services. Each kiosk consists of a free-standing, electronic, informational and transactional booth combining a number of computer peripheral technologies which collect and dispense information and services. The kiosks are designed to be flexible and user-friendly in order to meet the diverse needs of users, and are usually placed in a highly visible and active location to provide services and information to a wide audience. The kiosks include up-to-date technology in PC hardware, multimedia, LAN, WAN, satellite communication and applications generators and are comprised of a processor, disk drives, keyboard, video display, touch screen, magnetic card reader, a scanner, and printer. Depending on the application, kiosks may or may not be connected to one or more host systems.

     The manufacture and assembly of kiosks entail five distinct steps:

          o Manufacturing of the Kiosk Enclosure. The manufacturing process takes approximately one to two months, depending on whether the order consists of an existing model or a new design. Although choice of a suitable enclosure design is usually chosen from one of the Company's existing standard models, new designs may be manufactured at the customer's request. The creation of a new enclosure model takes approximately two to three months during which a prototype is built and tested and an operating plan is developed. The enclosures are designed by Zog Ltd., an Israel-based industrial design company, which also oversees the manufacturing process.

         o Purchase of Hardware Components. Most of the hardware used in the kiosks' operating systems is standard and not customized, which provides the Company with flexibility when a change of manufacturer is needed or technical modifications are required. The hardware components include computers and expansion cards, a touchscreen, magnetic card reader, a printer and communications equipment. Generally, the Company selects a hardware supplier after comparing the equipment of three or more suppliers for quality, reliability and durability, as well as adaptability to the other components in the system, and the supplier's quality of service, manufacturer's warranty and selling price.

         o Integration and Adaptation of Software, Database and Graphics. This process includes a system design stage, design of the user-interface and connection of the application components into one complete system. Such components can include a logging component to register activities made at the kiosk stand, and a component for display of advertising during idle time.

         o Testing. The retrieval and content of the of information provided by the individual system is tested before shipping. Great importance is placed on building mechanisms that will enable easy updates of content items and automatic distribution of such information to the kiosks.


         o Connection of Kiosk Units. This process entails the preparation of the required infrastructure for connecting a kiosk to the Company's central control room. Such connections may be implemented through the use of standard telephone lines, ISDN lines, local Ethernet network, frame relay lines, point to point lines, or satellite network. The choice of communication line depends on the number of sites to be connected, the number of kiosks on the site, the quantity of information to be relayed, and the frequency of transactions, and the type of project (i.e. credit card company, medical data bank, etc.). Gilat - Satellite Communications provides VSATs and hubs for the kiosks' satellite wide area network.


     The sales price of a kiosk in Israel, including both equipment and technology, ranges from $10,000 to $25,000. As of June 6, 1997, the Company has sold or installed approximately 80 kiosks.

     The Company has targeted a base selling price of approximately $15,000 per unit in the U.S. as a consequence of the increased level of competition in the U.S. market. In the U.S., prices may range from $13,000 to $150,000 for a highly sophisticated kiosk.


     In 1996, the Company attempted to emphasize the leasing of kiosks to shopping malls where they would be placed in strategic locations offering a diverse network of information and transaction capabilities. In great measure, the Company was unsuccessful with this marketing approach because it was unable to obtain long-term exclusive agreements from the shopping malls. Recently, the Company began to negotiate with several malls in an attempt to obtain long-term agreements.

No assurance can be given that these negotiations will be successful. The Company has determined that it will in the future concentrate on the sale of kiosks and obtaining fees from advertising and coupon distribution from kiosks installed by the Company in high traffic, public areas.


     The Company provides technical support to its customers, at approximately 15% of the total value of the system provided. The Company's information and control center is located at its head office in Petah Tikva, from which it monitors all kiosks on the network in real time, allowing for tracking of usage, up and down time, information received, access time and a multitude of other functions. This network has been designed to provide flexibility, and the Company believes it provides an advantage over its competitors' non-networked kiosks.

     Development and Sale of Databases, Kiosk and Internet Home Pages, Servers, and Communications Applications. The charge for developing a customer's interactive program ranges from $20,000 to $200,000. Depending on the project, the Company's experienced staff is able to respond to every customer's needs concerning data structure by developing, building, maintaining, and connecting customized databases to the Company's kiosk network.


Sales, Marketing and Distribution



     In 1996, the Company expended substantial efforts on its strategy of entering the North American market and achieved preliminary success by entering into relationships with RFS for its IOD System and with Dick Clark Ventures for the transmission of electronic services via satellite. The Company intends to devote a substantial portion of its resources to the development and implementation of the technologies for these projects. No assurance can be given that these projects will be successful or that the Company will be able to raise sufficient funding for such projects.


     With respect to its historical kiosk business, the Company has developed a multi-dimensional approach to the information services market by targeting the underutilized "leisure time" market. The "leisure time" market refers to time spent between the home and the office, where the customer is more predisposed to shop or require access to services. The Company has approached the market from two different avenues. First, targeting markets which are currently underutilized and have not yet been identified as market niches. Secondly, the Company attempts to turn kiosks located in high traffic public areas into profit centers. The markets which the Company targets need not be related, different information channels can co-exist on a single kiosk, and the consumer can then choose which channel to use.



Research and Development


     The Company directs its R&D efforts into the integration between various products in the areas of multimedia platforms, and the development of software, video and audio products, and animation software, network technologies (LAN, WAN), and products involved in the areas of fiber distributed data interface
(FDDI) and asynchronous transfer mode (ATM). This approach results in relatively low cost R&D and allows the Company to integrate a wide range of multimedia applications.

     Simultaneously with the development of kiosks for ongoing projects, the Company is in the process of developing sub-systems for general use in various other applications, including:


              o HMTL Kiosk: This type of kiosk is suitable for use when vast amounts of information must be displayed simultaneously, or when the use of Hypertext Markup Language is required.

          o Mall Kiosk: This type of information kiosk enables shoppers to find a certain store within a mall either alphabetically or by category. The system also provides printed directions to store locations.

          o Bit Technology: The transfer of existing operating systems to 32 bit technology.

          o Updated Central Control System: For controlling the status of the kiosks and their informational content, receiving reports from the kiosks, managing service calls and distribution of updates for software and day-to-day contents.

          o Video Conference and Cartographic Information Display System: This will provide consumers with the ability to engage in video conferencing.


          o Continuous Advertising: This component will display advertisements on a separate screen will be used solely for this purpose. This system will include a mechanism for determining the frequency and availability of advertisements according to the amount for transmission time sold.


     No assurance can be given that the Company will be able to successfully complete the development of its IOD System or the technology for its proposed venture with Dick Clark Ventures.


Competition


     The electronic information distribution market is rapidly evolving and is competitive. The Company believe that most of its competitors have greater financial resources and name recognition than the Company. In addition, some of these competitors, including LodgeNet Entertainment Corp. and Spectravision, currently offer information products which include some of the services to be included in the Company's IOD System. Accordingly, these competitors may have an advantage in competing with the Company since its system is not operational as yet. In addition, the Company expects to face competition from new entrants into its markets. Such competition could materially adversely effect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors.


     The Israeli kiosk market is a relatively small one in which the Company believes it is a leading competitor. The Company's main competitors in Israel are Golden Screens and Interactive Information Ltd. Golden Screens has been in operation for approximately six years specializing primarily in the public and government sectors and does not service private organizations. Its kiosks offer fewer features and less updated technological and multimedia design than the Company's product. Golden Screen's kiosks do not operate in "real time," and lag behind the Company's kiosks in multimedia, computer technology and applications. Interactive Information Ltd. has been in operation for approximately two years and, to date, services only the hotel industry.


     A number of companies are active in the field of information kiosks in North America. Management believes that Factura Composites, Inc. is the market leader in kiosk manufacturing in the United States. Other companies active in the field include: Quick ATM, 1-Media, Aimtech, EDR Systems, Virtual Shopping Inc., Rikon Corporation, and HSI. All of these companies have greater financial resources than the Company. There are also a large number of companies in the field of touch screens, peripherals and applications software. The Company believes that its high standard of product and innovative approach to the market will allow the Company to compete favorably in the U.S. and Israeli markets.


Government Regulation



     The Company believes that it is not currently subject to any federal regulations with respect to the sale of kiosks in the United States; however, the placement of kiosks may be subject to local zoning and other regulations. The Company's proposed joint venture with Dick Clark Ventures will be subject to regulation by the SCT of the Government of Mexico and may be subject to federal regulations with respect to the transmission of data by satellite into the United States.


Trademarks and Patents


     In January 1995, the Company acquired a pending patent (No. 108935) for its medical kiosks from CSS Ltd., an affiliated company owned by Mr. Yehuda Shimshon, for $500,000. This patent is pending both in Israel and the United States. The Company does not have any registered trademarks.

Employees


     At June 6, 1997, the Company and its subsidiaries employed 31 persons, 13 in research and development and technical support, 8 in marketing and sales, and 10 in operations and administration.

Properties


     The Company's executive offices are currently located in approximately 3,700 square feet of office space at 150 East 58th Street, New York, New York. The lease for such facilities has a term of five years and two months, with an annual rental of approximately $134,000.


     The Company's research and development facility is located in the industrial zone of Petah Tikva, Israel. The premises, which consist of approximately 7,600 square feet and five parking bays, are shared with CSS Ltd. The Company utilizes approximately 3,000 square feet to house its administrative, marketing and technical departments. The lease provides for monthly rentals of $6,840 per month of which half of such amount is linked to changes in the Israeli Consumer Price Index ("CPI"). The Company pays its pro-rata share of the lease costs for the premises. The lease expires on December 31, 1997 and may be renewed for five additional years.

Legal Proceedings


     The Company has been advised that the Securities and Exchange Commission has entered a formal order of private investigation in connection with the offer, purchase or sale of securities of the Company. The Company has not been advised by the Staff of the Commission of the status of the investigation. There can be no assurance that the Commission will not initiate a proceeding against the Company and/or certain of its former or present affiliates in connection with its investigation, which proceeding could adversely affect the Company.

Conditions in Israel

     The following information is intended to advise prospective investors of certain conditions in Israel that could affect the Company.

      Political Conditions

     Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying as to degree and intensity, among Israel and various Arab countries, which has led to a number of armed conflicts in the past and continues to create security and economic problems for Israel. A peace agreement was signed between Israel and Egypt in 1979, and limited economic and full political relations have been established between the two countries. A peace treaty between Israel and the Hashemite Kingdom of Jordan was signed in 1994, ending the state of war along Israel's longest border, pursuant to which full political and economic relations were formally established.

     Since December 1987, civil unrest has existed in the territories which came under Israel's control in 1967. In September 1993, Israel entered into a Declaration of Principles with the Palestine Liberation Organization (the "PLO"), which sets forth a basic framework for continued negotiations between Israel and the PLO with respect to ending the state of hostility between such parties. In

April 1994, negotiations between Israel and the PLO resulted in the signing of an interim agreement to grant Palestinian Arabs limited autonomy in certain of the Territories administered by Israel; in September 1995, Israel and the PLO signed an additional agreement regarding the transfer of civil administration to the Palestinian Authority in other areas of the Territories and the Israeli Army has withdrawn from certain of such areas as well. No prediction can be made as to whether any other written agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area's problems will be achieved, the nature of any such resolution, or whether the civil unrest in the administered territories will continue and to what extent the unrest will have an adverse impact on Israel's economic development or on the operations of the Company in the future.

     Most adult male permanent residents of Israel under the age 51 are, unless exempt, obligated to perform approximately 26 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. The male officers and employees of the Company are generally currently obligated to perform annual reserve duty. While the Company and its personnel have operated effectively under these requirements, no assessments can be made as to the full impact on the Company's work force or business if conditions should change and no prediction can be made as to the effect on the Company of any expansion or reduction of these obligations.

     Certain countries and companies participate in a boycott of Israeli companies and others doing business in Israel or with Israeli companies. The Company, however, believes that the boycott will not have a material adverse impact on the Company's business.


     On November 4, 1995, Prime Minister Yitzhak Rabin was assassinated. In June 1996, following general elections a new Israeli government was formed, headed by the newly elected Prime Minister, Benjamin Netanyahu of the Likud Party. In January 1997, Israel and the Palestinian Authority reached an accord with respect to the Israeli withdrawal from Hebron. Israel has entered into various agreements with certain Arab countries and the PLO, and various declarations have been signed in connection with the efforts to resolve some of the economic and political problems in the Middle East. Nevertheless, there has recently been a series of terrorist attacks in Israel. No prediction can be made as to whether a full resolution of these problems will be achieved or as to the nature of any such resolution. To date, Israel has not entered into a peace treaty with either Lebanon or Syria.

      Economic Conditions

     In 1995, for the sixth consecutive year, the economy of Israel experienced significant expansion. During calendar years 1990 through 1995, Israel's gross domestic product increased by 5.0%, 6.2%, 6.7%, 3.4%, 6.5% and 7.06%, respectively. The Israeli government's monetary policy contributed to relative price and exchange rate stability during most of these years despite fluctuating rates of economic growth and a high rate of unemployment.


     Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early- to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. For these and associated reasons, the Israeli Government has intervened in sectors of the Israeli economy, employing among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates, and has frequently reversed or modified its policies in all these areas. The Company believes that the rate of inflation in Israel has not had a material effect on its business activities to date because (i) most of the Company's activities are funded or paid in United States dollars or NIS indexed to the dollar, and (ii) Israeli inflation, although still significant, has been relatively stable over the last several years. The inflation rates for 1995 and 1996 were 8.1% and 8.2%, respectively. In the event that inflation in Israel were to return to such high levels as would have a significant negative impact on Israel's economy as a whole, the Company's results of operations and financial position could be materially adversely affected.

     The defense burden, the absorption of immigrants and the development of the economy have resulted in high balance of payments deficits in Israel for many years. The main sources of capital to finance the deficits have been military and economic aid from the United States (including loan guarantees), reparations and other remittances to Israeli residents, sales of bonds (primarily in the United States), intragovernmental, institutional and free market loans and contributions from the international Jewish community. Although the Company knows of no planned reductions or delays in such sources of capital, the Israeli economy could suffer serious adverse consequences if such sources of capital were to be reduced by material amounts.

     Trade Agreements

     Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a signatory to the General Agreement on Tariffs and Trade, which provides for reciprocal lowering of trade barriers among its members.

     Israel became associated with the European Union by an agreement concluded in 1975 which confers certain advantages with respect to Israeli exports to most of the European countries and obliges Israel to lower its tariffs with respect to imports from those countries over a number of years.

     In September 1992, Israel signed a free trade agreement with the European Free Trade Association ("EFTA"), the members of which are Austria, Finland, Iceland, Liechtenstein, Norway, Sweden and Switzerland. The agreement, which became effective on January 1, 1993, entitles the exporting countries of EFTA trading with Israel to conditions similar to those that the countries of the European Union enjoy when trading with the United States.

     In 1985, Israel and the United States entered into an agreement to establish a Free Trade Area, which is intended to ultimately eliminate all tariff and certain non-tariff trade between the two countries. Under the Agreement, most products received immediate duty free status in 1985, staged reductions are taking place on others and reductions on tariffs relative to a third category may be accelerated prior to 1995, by which all tariffs are to be eliminated.

     Israel is the only country that has free-trade area agreements with the United States, the European Union and the EFTA states. Additionally, the end of the Cold War has enabled Israel to establish commercial and trade relations with a number of other nations, including China, Russia, and the nations of Eastern Europe, with which Israel had not previously had such relations.

                                   MANAGEMENT

Executive Officers and Directors

      The Directors and Executive Officers of the Company are:


Name                      Age            Position
----                      ---            --------
Yehuda Shimshon..........  44            Chairman of the Board, President and
                                         Chief Executive Officer
Doron Leave..............  43            Vice President of Operations, Acting
                                         Chief Financial Officer and Director
Ilan Mintz...............  34            Director
Israel Shimshon..........  67            Director

David Tamir..............  53            Director
Gary P. Tober............  47            Secretary




     Yehuda Shimshon, 44, Chairman of the Board, President, CEO, and Chief Financial Officer of the Company since December 1995, began his career in the Israeli Defense Forces and rose to the rank of Captain. Upon his discharge from the Israel Defense Forces in 1977, he began a career as a consultant to organizations active in international trade throughout Europe and Africa. Mr. Shimshon became active in the field of computer research, developing and writing programs which led to the establishment by him of Casdim Software Systems Ltd. in 1986, an Israeli company which develops clinical laboratory management systems ("CSS Ltd."), and Casdim Interactive Systems Ltd. in 1994, an Israeli company and wholly-owned subsidiary of the Company which designs and develops interactive kiosks and customized databases and performs network integration ("Casdim Israel"). Mr. Shimshon has been the Chief Executive Officer of these companies since their inception.


     Doron Leave, 43, a director of the Company since August 1996, has been the Company's Vice President of Operations since July 1996 and has served as Acting Chief Financial Officer since May 1997. From September 1990 to July 1996, Mr. Leave was employed by Bank Hapoalim Ltd., most recently as Branch Manager of its Allenby, Tel Aviv branch. Mr. Leave holds a degree in Business Administration from Tel Aviv University.

     Ilan Mintz, 34, a director of the Company since December 1995, has been principally employed in various executive positions with CSS Ltd. Mr. Mintz began his employment with CSS Ltd., a company wholly owned by Mr. Shimshon, in 1990 as manager of the Customer Support and Training Division. In June 1993 he became the director of the Marketing Division of CSS Ltd. and has served as General Manager since January 1995.


     Israel Shimshon, 67, a director of the Company since March 1996, has been principally employed as the managing director of Hagadish Insurance Agency, an Israeli general insurance agency, since 1953. Israel Shimshon is the father of Yehuda Shimshon.


     David Tamir, 53, a director of the Company since May 1996, is currently engaged as an independent consultant. From May 1992 to December 1995, Mr. Tamir was president of Powerspectrum Technology, a majority-owned subsidiary of Geotek Communications, Inc. ("Geotek"), a wireless communications provider. From January 1996 to May 1996, Mr. Tamir was employed in Israel by Geotek in a non-executive position. From 1990 until May 1992, Mr. Tamir served as a representative of the Israeli Armament Development Authority in Washington, D.C. Mr. Tamir was initially elected to the Company's Board of Directors as the designee of the investors in the Company's 1996 Private Placement.


     Gary P. Tober, 47, Secretary of the Company since December 1995, has been a member of the law firm of Lane Powell Spears Lubersky of Seattle for over five years. Mr. Tober practices in the areas of international business law, taxation, and international investment law.


     The  Company's   Board  of  Directors  has  appointed  an  audit  committee consisting of Messrs. Ilan Mintz and David Tamir.


     All directors of the Company hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Officers serve at the pleasure of the Board of Directors. Mr. Israel Shimshon, a director of the Company, is the father of Mr. Yehuda Shimshon, the Chairman, President, and CEO of the Company. All of the executive officers, other than Mr. Tober, devote their full time to the operations of the Company.


Key Employee



     Dr. Adam Livny joined the Company in August 1997 as Director, Communications Systems. Dr. Livny holds a Ph.D. degree in Electrical Engineering from Polytechnic University of New York, a M.Sc. degree in Electrical
Engineering from Polytechnic Institute of Brooklyn, and a B.Sc. degree in Electrical Engineering from the Technion, Israel Institute of Technology. Prior to joining the Company, he was a senior research engineer for over 25 years with Rafael, the Israeli governmental authority for warfare systems development. While affiliated with Rafael, Dr. Livny served as Vice President of Development of Carcom/Rafael from 1993 to August 1996, where he was responsible for research and development of mobile satellite communications systems. He was engaged in the development of many advanced communications systems while employed by Rafael. During the years 1987 through 1990, Dr. Livny was on leave from Rafael and served as the Chief Scientist of the Israeli Ministry of Communications.

Executive Compensation


      The  following   table  sets  forth   information   concerning  the  total
compensation during the last three fiscal years for the Company's executive officers whose total salary in fiscal 1996 totaled $100,000 or more:

                           SUMMARY COMPENSATION TABLE

                                                                           Annual                    Long-Term
                                                                        Compensation               Compensation
                                                                                               Securities Underlying
Name and Principal Position                               Year           Salary ($)                 Options (#)
---------------------------                               ----           ----------                 -----------
Yehuda Shimshon                                           1996            $240,000                      --
President, Chief Executive Officer and                    1995               --                         --
Chairman of the Board                                     1994               --                         --




     The aggregate value of all other perquisites and other personal benefits furnished in each of the last three years to each of these executive officers was less than the greater of $50,000 or 10% of each officer's salary for such year.


     There are currently no employment agreements between the Company and any of its officers. The Company has not paid any cash remuneration to its outside directors for their services as Directors in the last three years.


STOCK OPTIONS



     The following table provides information concerning stock options held in 1996 by each of the executive officers named above in the Summary Compensation Table. There were no options granted to any officers in 1996.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                               Number of Shares
                                        Shares                              Underlying Unexercised       Value of Unexercised in the
                                      Acquired on            Value          Options at FY-End (#)        Money Options at FY-End ($)
Name                                 Exercise (#)        Realized ($)     Exercisable/Unexercisable        Exercisable/Unexercisable
----                                 ------------        ------------     -------------------------        -------------------------
Yehuda Shimshon, President,               --                  --                      --                              --
Chief Executive Officer and
Chairman of the Board


                              CERTAIN TRANSACTIONS

     In October 1995, Casdim Israel entered into an agreement with CSS Ltd., a company wholly owned by Yehuda Shimshon. Pursuant to this agreement, Casdim Israel paid CSS Ltd. $700,000 for services and products to be supplied by CSS Ltd. to the Company. These products and services included: (i) adaptation of the Scope(TM) LIS system operating in the 140 laboratories of Kupat Holim Klalit ("Kupat Holim") to work with the medical kiosk; (ii) development and implementation of a central data base for laboratory test results; (iii) implementation of the "Laboratory Test Results Central Data Base" to work with the 140 laboratories and 400 clinics of Kupat Holim; and (iv) communication software and adaptation of various interfaces between CSS Ltd. and Casdim Israel's products. The agreement also provided that in the event Kupat Holim or other companies purchased the above-mentioned products from CSS Ltd., the proceeds, up to the sum of $700,000 would be repaid to Casdim Israel. To date, CSS Ltd. has paid Casdim Israel $50,000.

     Also in October 1995, Casdim Israel loaned CSS Ltd. $300,000 at a rate of interest linked to the Israeli CPI, which loan was repaid in 1996. In January 1995, Casdim Israel purchased a pending patent from CSS Ltd. relating to the medical multi-media kiosks for the sum of $500,000.

     On November 21, 1995 the Company entered into an agreement with Casdim USA and Mr. Yehuda Shimshon. Mr. Shimshon acted on behalf of himself and Cedarwood, the then sole shareholders of Casdim USA. Pursuant to the terms of the Exchange Agreement, the Company acquired all the issued and outstanding shares of Casdim USA in exchange for 425,000,000 shares of the Company. The Exchange Agreement, which became effective on December 11, 1995, was approved at a special meeting of the shareholders of the Company held on October 24, 1995 at which the shareholders also approved: (i) renaming the Company Casdim International Systems, Inc.; (ii) the 50:1 stock split of 76,700,000 shares, the then outstanding number of shares of the Company, into 1,534,000 shares; (iii) the relocation of the Company's headquarters from Colorado to Nevada; and (iv) the appointment of Mr. Shimshon as President and Chairman of the Board. As of December 31, 1995, the Company had 9,634,000 shares outstanding, of which 44.1% was owned by Mr. Shimshon and 44.1% was held by Cedarwood, a company in which he holds a controlling interest. At the time of the exchange, Mr. Shimshon and Cedarwood were each 50% shareholders of Casdim USA.


     Under a public relations retainer agreement with Sunrise Financial Group Inc. ("Sunrise"), the Company agreed to issue Sunrise options to purchase up to 700,000 shares of its common stock at a price of $1.00 per share as consideration for its public relations services. Of such options, 460,000 options vested as of April 24, 1996 and options to purchase 10,000 shares of common stock were to vest monthly for a 24-month period, subject to the continued provision of services by Sunrise. In March 1997, the public relations retainer agreement with Sunrise was terminated. Sunrise will retain the option to purchase up to 300,000 shares of the Company's common stock.

     In July 1996 the Company entered into a one year consulting agreement with WEDA Consultants N.V., a project consulting firm with which David Tamir is affiliated. Under the terms of the consulting agreement, WEDA received a monthly retainer of $10,000 and was granted options to purchase 100,000 shares of common stock, which were to vest ratably over two years, beginning on the first anniversary of the grant. The agreement was terminated in April 1997.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the aggregate and percentage ownership of the Company's Common Stock as of June 6, 1997 and the percentage ownership as adjusted to reflect the sale of the 2,171,002 shares of Common Stock offered hereby by the Company and the Selling Stockholders pursuant to this Offering, by (i) each person known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers and (iv) all directors and executive officers as a group.

                                                      Beneficial Ownership                                  Beneficial Ownership
                                                         Prior to Offering                                     After Offering
                                                         -----------------              Number                 --------------
                                                   Number of        % of Shares       of Shares         Number of      % of Shares
               Name and Address                     Shares          Outstanding       to be Sold          Shares       Outstanding
               ----------------                     ------          -----------       ----------          ------       -----------
Yehuda Shimshon(1)............................   8,250,000(2)          53.8%              --            7,950,000          51.8%
Cedarwood Trading & Investment
  Ltd.(1).....................................   4,000,000             26.1            300,000          3,700,000          24.1%
Doron Leave(1)................................        --                --                --                --                *
Ilan Mintz(1).................................        --                --                --                --                *
Israel Shimshon(1)............................        --                --                --                --                *
David Tamir(1)................................      29,162               *              29,162              --                *
Gary P. Tober(1)..............................        --                --                --                --                *
Frank P. Brosens..............................     365,000              2.4            365,000              --                *
Nathan Low....................................     413,334              2.7            413,334              --                *
RBC Inc.......................................      66,668               *              66,668              --                *
Tinicum Investors.............................     365,000              2.4            365,000              --                *
Andrew Hart...................................      11,000               *              11,000              --                *
Pelican Securities & Investments Ltd..........     100,000(3)            *             100,000(3)           --                *
Softbreeze Ltd................................     250,000(3)           1.6            250,000(3)           --                *
Montaraz Limited..............................     250,000(3)           1.6            250,000(3)           --                *
Wideglobe Ltd.................................      50,000(3)            *              50,000(3)           --                *
All Executive Officers and Directors as a
group (4 persons).............................   8,250,000             53.8%             --             7,950,000          51.8%
______________
* Less than 1%

(1) The address for Mr. Yehuda Shimshon is 150 East 58th Street, New York, New York 10155. The address for Cedarwood Trading & Investment Ltd. ("Cedarwood") is c/o Bank of Bermuda, 6 Front Street, Hamilton HM 11, Bermuda. The address for Messrs. Doron Leave, Ilan Mintz, Israel Shimshon and David Tamir is 5 Haofan Street, Kiryat-Arie, P.O. Box 3599, Petah Tikva, Israel 49130. The address for Mr. Tober is 1420 Fifth Avenue, Suite 4100, Seattle, Washington 98701-2338.


(2) Includes 4,000,000 shares held by Cedarwood, in which entity Mr. Yehuda Shimshon has a controlling beneficial interest. Accordingly, he is deemed to be the beneficial owner of such shares.

(3)   Shares issuable upon exercise of currently exercisable Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE


     At June 6, 1997, the Company had 15,334,000 shares of Common Stock outstanding. Of these shares, approximately 10,000,000 shares of Common Stock which are not the subject of this Prospectus, are "restricted securities" within the meaning of Rule 144 under the Securities Act.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares or (ii) the average weekly trading volume of such shares during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, filing requirements and the public availability of certain information about the Company.


     No precise predictions can be made of the effect, if any, that market sales of restricted shares or their eligibility for sale under Rule 144 will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted shares on the public market could adversely affect such market price and could impair the Company's future ability to raise capital through the sale of equity securities.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, of which 15,334,000 shares of Common Stock are currently outstanding as of June 6, 1997. All issued and outstanding shares of Common Stock of the Company are, and the Shares offered hereby when issued and paid for will be, validly issued, fully paid and nonassessable. The Shares do not have preemptive rights and are not convertible or redeemable.


     The  Company  is   incorporated   in  Delaware  and  its   certificate   of
incorporation authorizes the issuance of 30,000,000 shares of Common Stock, par value $.01 per share, with no provision for preferred shares.



Common Stock


     The holders of shares of Common Stock have one vote per share. None of the shares have or will have preemptive or cumulative voting rights, be redeemable, or be liable for assessments or further calls. None of the shares will have any conversion rights.


     The holders of shares of any class of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and, upon liquidation, to share pro rata in any distribution to stockholders. The Company does not anticipate declaring or paying any cash dividends for the foreseeable future. See "Dividend Policy."


     The shares of Common Stock beneficially owned by Mr. Shimshon and Cedarwood aggregate approximately 53.8% of the shares of Common Stock currently outstanding and will amount to 51.8% of the shares of Common Stock to be outstanding upon completion of the Offering hereby. They will be able to exercise substantial influence over the election of directors and other issues which are submitted to the stockholders of the Company. See "Risk Factors--Control."

Transfer Agent and Registrar

     TranSecurities Corporation of Spokane, Washington acts as transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION


     The Shares offered hereby may be sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares offered hereby may be sold without limitation by one or more of the following methods: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) face-to-face transactions between sellers and purchasers without a broker-dealer or otherwise. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.


     The Selling Stockholders have advised the Company that they will comply with Rule 10b-6 promulgated under the Exchange Act in connection with all sales of Shares issuable upon exercise of the Warrants or otherwise offered hereby.


     The Company will pay the expenses of this Offering which expenses are estimated to be approximately $75,000.

                                  LEGAL MATTERS


     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon by Carter, Ledyard & Milburn, New York, New York.

                                     EXPERTS


     The financial statements of Casdim International Systems, Inc. at December 31, 1995 and 1996 and for the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Hocker, Lovelett, Hargens & Yennie, P.C., independent accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

     The Company files certain reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the
Commission: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov. which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements and exhibits filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS



                                                                                 Page
                                                                                 ----
Report of Independent Accountants...............................................  F-2

Consolidated Balance Sheets at December 31, 1996 and 1995.......................  F-3

Consolidated Statements of Income for the years ended December 31, 1996 and 1995  F-5

Consolidated Statements of Stockholders' Equity for the years ended December 31,
1996 and 1995...................................................................  F-6

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and
1995............................................................................  F-7

Notes to Consolidated Financial Statements......................................  F-9


              INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at March 31, 1997 and December 31, 1996.............  F-17

Consolidated Statements of Income for the three months ended
      March 31, 1997 and 1996...................................................  F-18

Consolidated Statements of Cash Flows for the three months ended
      March 31, 1997 and 1996...................................................  F-19

Notes to Interim Consolidated Financial Statements..............................  F-20


                   =========================================
                   HOCKER, LOVELETT, HARGENS, & YENNIE, P.C.
                   =========================================
                          Certified Public Accountants



                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors
CASDIM INTERNATIONAL SYSTEMS, INC.


We have audited the accompanying consolidated balance sheets of CASDIM INTERNATIONAL SYSTEMS, INC. (a Colorado corporation) and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CASDIM INTERNATIONAL SYSTEMS, INC. and its subsidiaries as of December 31, 1996 and 1995 and the results of their operations, stockholders' equity and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                              /s/ Hocker, Lovelett, Hargens & Yennie, P.C.


March 21, 1997
Riverton, Wyoming

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995



                                                1996                     1995
     ASSETS                                     ----                     ----
CURRENT ASSETS
     Cash and cash equivalents              $  915,527               $       26
     Accounts receivable
        Trade                                  438,807                  155,783
        Other - Note 2                       1,236,667                1,202,505
     Investments                               173,596                       --
                                               -------                   ------

         Total                               2,764,597                1,358,314


PROPERTY AND EQUIPMENT - NOTE 3
     Property and equipment                    225,361                  111,727
     Less accumulated depreciation             (36,435)                 (20,919)
         Net                                   188,926                   90,808

OTHER ASSETS
     Patent, net - Note 4                      400,000                  467,659
     Start-up and organization
        costs, - net - Note 4                   48,304                       --
     Deposits                                   10,200                       --
     Product development costs - Note 6        943,164                       --
                                               -------                  -------
                                             1,401,668                  467,659

               TOTAL                        $4,355,191               $1,916,781
                                            ==========               ==========








           See accompanying notes to consolidated financial statements

                        CASDIM INTERNATIONAL SYSTEMS, INC
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995



                                                       1996                1995
     LIABILITIES AND STOCKHOLDERS' EQUITY              ----                ----
CURRENT LIABILITIES
     Accounts payable
         Trade                                   $   52,675          $   38,763
         Other - Note 5                             469,355             465,417
     Current maturities of debt - Note 10         1,344,416             674,702
                                       --         ---------             -------
         Total                                    1,866,446           1,178,882

LONG-TERM DEBT
     Accrued severance pay, net - Note 7             25,474              12,986
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY             --              72,372
                                                     ------              ------

               TOTAL                              1,891,920           1,264,240

STOCKHOLDER'S EQUITY
         Common  stock, $.00001 par value,
          500,000,000 shares authorized
            13,634,000 shares issued and
            outstanding, 285,000 shares
            held in treasury stock                      985                 945
     Additional paid in capital                   3,145,268             194,480
     Less treasury stock (cost)                      (1,425)             (1,425)
     Retained earnings (deficit)                   (681,557)            458,541
                                                   --------             -------
         Total                                    2,463,271             652,541
                                                  ---------             -------

               TOTAL                             $4,355,191           $1,916,781
                                                 ==========           ==========










          See accompanying notes to consolidated financial statements

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                      1996               1995
                                                      ----               ----
SALES                                             $  508,713         $2,011,110
COST OF SALES                                        379,806            468,353
                                                     -------            -------
GROSS PROFIT                                         128,907          1,542,757
SALES, ADMINISTRATIVE AND GENERAL EXPENSES         1,244,144            237,016
                                                   ---------            -------
INCOME (LOSS) FROM OPERATIONS                     (1,115,237)         1,305,741
OTHER INCOME (EXPENSES)
         Interest income                              21,309                 --
         Dividend income                              35,673                 --
         Interest expense                           (109,519)           (75,272)
         Investment activity loss                         --             93,142
         Gain (loss) foreign translation             (51,860)            (6,203)
                                                     -------             ------
                   Total                            (104,397)          (174,617)
                                                    --------           --------
INCOME (LOSS) FROM OPERATIONS BEFORE TAXES        (1,219,634)         1,131,124
INCOME TAX (EXPENSE) BENEFIT                              --           (440,309)
                                                      ------           --------
NET INCOME (LOSS)                                $(1,219,634)        $  690,815
                                                 ===========         ==========
NET EARNINGS (LOSS) PER SHARE ON A FULLY
  DILUTED BASIS                                  $      (.09)        $      .36
                                                 ===========         ==========
NET EARNINGS (LOSS) PER SHARE                    $      (.09)        $      .36
                                                 ===========         ==========
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                              13,349,000          1,899,000
                                                  ==========          =========







          See accompanying notes to consolidated financial statements

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                            ADDITIONAL
                                                COMMON       PAID IN       TREASURY       RETAINED
                                SHARES          STOCK         STOCK          STOCK        EARNINGS         TOTAL
                                ------          -----         -----          -----        --------          -----
Balance - 12/31/94
as previously reported        1,134,000          $745     $   94,680       $(1,425)     $(152,738)    $   (58,738)
Sale of stock                                     200         99,800            --             --         100,000
50 : 1 reverse stock
split                         8,500,000
Net income                                                                                690,815         690,815
Less minority interest                                                                    (79,596)        (79,536)
                              ---------           ---        -------        ------        -------         -------
Balance - 12/31/95            9,634,000           945        194,480        (1,425)       458,541         652,541
Contribution of
   consolidated
   minority interest                                                                       79,536          79,536
Sale of stock                 4,000,000            40      2,686,725                                    2,686,765
Warrants exercised                                           100,000                                      100,000
Stock options issued                                         164,063                                      164,063
Net income (loss)                                                                      (1,219,634)     (1,219,634)
                             ----------          ----     ----------       -------      ---------      ----------

Balance - 12/31/96           13,634,000          $985     $3,145,268       $(1,425)     $(681,557)    $ 2,463,271
                             ==========          ====     ==========       =======      =========     ===========


          See accompanying notes to consolidated financial statements

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                       1996            1995
                                                       ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net income (loss)                        $(1,219,634)      $ 690,815
         Adjustments to reconcile net income
           to net cash provided by operating
           activities:
            depreciation and amortization              86,383          48,802

         Changes in operating assets and
           liabilities:
           (Increase) Decrease In:
           Accounts receivable - trade               (283,024)        929,570
           Accounts receivable - other                (26,998)       (899,680)
         (Decrease) Increase In:
           Accounts payable - trade                    13,912           1,524
           Accounts payable - other                     3,938         414,498
           Deposits                                        --      (1,234,516)
                                                    ---------      ----------
                Net cash (used) by
                  operating activities             (1,425,423)        (48,987)

CASH FLOWS FROM INVESTING ACTIVITIES:

         Purchase of property and equipment          (113,634)        (51,685)
         Purchase of patent                                --        (500,000)
         Purchase of investments                     (173,596)             --
         Payment for start-up costs                   (51,512)             --
         Payment for product development             (943,164)             --
         Payment of security deposit                  (10,200)             --
                                                      -------         -------
                Net cash used in investing
                  activities                       (1,292,106)       (551,685)







          See accompanying notes to consolidated financial statements

                        CASDIM INTERNATIONAL SYSTEMS, INC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995




CASH FLOWS FROM FINANCING ACTIVITIES                 1996                1995
                                                     ----                ----
         Proceeds from notes payable                669,714            487,790
         Severance pay                               12,488              3,420
         Proceeds from issuance of stock          2,950,828            100,000
                                                  ---------            -------

                Net cash provided by
                  financing activities            3,633,030            591,210
                                                  ---------            -------

INCREASE (DECREASE) IN CASH                         915,501             (9,462)

CASH

         Beginning of year                               26              9,488
                                                       ----              -----
         End of year                             $  915,527            $    26
                                                 ==========            =======

Interest paid                $109,519
                             ========
Income Taxes Paid                  --
                             ========


















          See accompanying notes to consolidated financial statements

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1.   General

     The Company designs and develops interactive kiosks and performs network integration.

2.   Summary of Significant Accounting Policies:

     This summary of significant accounting policies of CASDIM INTERNATIONAL SYSTEMS, INC., (the Company) and its subsidiaries, CASDIM INTERACTIVE SYSTEMS USA, INC. and CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL), is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.

     a. Principles of consolidation - In 1995, CASDIM INTERNATIONAL SYSTEMS, INC. issued 8,500,000 shares of stock after a 50:1 reverse stock split to acquire 100% of CASDIM INTERACTIVE SYSTEMS USA, INC., which owns 100% of CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL) ("CISL"). The business combination has been accounted for using the pooling method of accounting. The consolidated financial statements include the accounts of the Company and its subsidiaries.

     b. Foreign operations - CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL) maintains its accounts in nominal New Israeli Shekels ("NIS"). Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), which may not be exchangeable for dollars.

          Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in the Statement of Financial Accounting Standards ("FAS") No. 52, "Foreign Currency Translation," of the Financial Accounting Standards Board of the United States.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


          Accordingly, items have been remeasured as follows:

          Monetary items-at the current exchange rate at each balance sheet date;

          Nonmonetary items-at historical exchange rates;

          Income and expense items-at exchange rates current as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items);

          Exchange gains and losses from aforementioned remeasurement (which are immaterial for each year) are reflected in the statements of income.

          Linkage Basis - Balances which are linked to the Israeli Consumer Price Index (the "CPI") are presented on the basis of the index at the balance sheet date, which index is published subsequently. Balances denominated in, or linked to, currencies other than the dollar are presented according to the exchange rates prevailing at the balance sheet date.

          The Israeli CPI increase by 10.6% for the year ending December 31, 1996 and 8.15% in the year ending December 31, 1995.

          The effects of the inflationary erosion of monetary items and interest is included in financial income or expenses, as appropriate.

     c. Fixed Assets - Fixed assets are stated at cost. Depreciation has been calculated by the straight-line method over the estimated useful lives of the assets.

                                                       Years
                                                       -----
               Leasehold improvements                   10
               Motor vehicles                            7
               Office furniture and equipment          5-20
               (mainly computers and peripheral
               equipment)

          Leasehold improvements are depreciated using the straightline method over the period of each lease, not to exceed the estimated useful life of the improvements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


     d. Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers cash and cash equivalents to consist of all cash, either on hand or in banks including time deposits, and any highly liquid debt instruments purchased with a maturity of three months or less.

     e. Bad Debts - Uncollectible accounts receivables are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

     f. Comparative Statements - The comparative statements for 1995 have been restated as if the individual companies had been combined during the entire periods.

     g. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     h. Recognition of Income - Income deriving from long term contracts are recognized upon percentage completion basis. At December 31, 1996 the Company completed 83% of its $2,074,029 (NIS 6,502,080) contract with Kupat Holim Leumit. Estimated costs and earnings in excess of billings at December 31, 1996 amounted to $259,533 (NIS 843,743).

     i. Deferred income taxes - Deferred income taxes are provided for temporary differences between the assets and liabilities, as measured in the financial statements, and for tax purposes at the tax rate expected to be in force when these differences reverse, in accordance with Statement No. 109 of the Financial Accounting Standards Board ("FASB") (Accounting for Income Taxes). Deferred income taxes are not material to the financial statements.

     j. Net Income per Share - Net income per share is computed on the weighted shares adjusted for the issuance of shares and consolidation.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


3.   Other Receivables and Prepaid Expenses

                                       1996                     1995
                                       ----                     ----
     Prepaid expenses               $  148,323              $   52,103
     Related parties                 1,088,344               1,150,402
                                     ---------               ---------
                                    $1,236,667              $1,202,505
                                    ==========              ==========

4.   Fixed Assets

     Cost                               1996                    1995
                                        ----                    ----
     Leasehold improvement            $ 10,168                $  2,428
     Furniture & equipment             182,719                  89,325
     Motor vehicles                     32,474                  19,974
                                        ------                  ------
                                       225,361                 111,727

     Accumulated depreciation           36,435                  20,919
                                        ------                  ------
              Total                   $188,926                $ 90,808
                                    ==========                ========

5.   Patent

     In January 1995, the Company acquired a pending patent No. 108935 from CASDIM SOFTWARE SYSTEMS, LTD. for the sum of $500,000. The patent is being depreciated using the straight-line method over the period of ten years.

6.   Product Development Costs

     Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been capitalized. Total costs incurred to December 31, 1996 were $943,164.

     Capitalized software costs are amortized by the greater of: (I) ratio of current gross revenues from sales of the software to the total of current and anticipated future gross revenues from sales of that software or (ii) the straight-line method over the remaining estimated useful life of the product (not greater than three years). The Company assesses the recoverability of this intangible asset by determining whether the amortization of the asset over its remaining life can be recovered through undiscounted future operating cash flows from the specific product.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


7.   Accrued Severance Pay

     The liability of the Company for severance pay for the employees of its Israeli subsidiary is calculated on the basis of the latest salary paid to its employees and the length of time they have worked for the Company. Pursuant to Israeli law, the liability is covered by a provision in the Company's balance sheet and amounts deposited with the severance pay funds and insurance policies. The insurance policies are owned by CISL and have been entered into by CISL on behalf of its individual employees. The amounts accumulated with the insurance company are not under CISL's control or management and are therefore not reflected in the Company's balance sheet.

8.   Capital Stock

     On May 3, 1996, the Company completed a private placement of its securities in which 4,000,000 shares of common stock were issued for $3,000,000, before expenses of $313,210.

9.   Other Payable and Accrued Liabilities

                                              1996               1995
                                              ----               ----
     Provision for taxes, net               $     --           $364,520
     Payroll and related amounts              49,751             17,191
     Accrued expenses                         12,662              8,953
     Government authorities                  406,942             74,753
                                             -------             ------
                                            $469,355           $465,417
                                            ========           ========

10.  Current Maturities of Debt


                                                         1996          1995
                                                         ----          ----
     Note  payable  bank,  due  March  31,  1997,
     plus  accrued  interest  at  17.5%
     collateralized by fixed assets,
     securities, notes and negotiable documents       $1,344,416    $180,806

     Bank overdraft, due December 31, 1996,
     plus accrued interest at 20.5%                          --      493,896
                                                      ---------      -------

            TOTAL                                     $1,344,416    $674,702
                                                      ==========    ========

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


11.  Stock Warrants and Stock Options

     Stock Compensation Plan

     Under the Company's 1996 Stock Option Plan (the "Plan"), the Company may grant options for up to 500,000 shares of its common stock to its employees, directors and consultants. No options have been granted to date.

     Under the Plan, the exercise price of incentive stock options ("ISOs")may not be less than 100% (or 110%, if at the time of grant the optionee owns more than 10% of the voting stock of the Company) of the fair market value of the shares of common stock at the date of grant. The purchase price of each share subject to an option, or any portion thereof, which is not designated as an IS, may not be less than 75% of the fair market of such shares on the date of grant. The term of each option under the Plan may be for a period of up to ten years (five years if the recipient is a 10% or more shareholder).

     Under a public relations retainer agreement (the "Agreement") with Sunrise Financial Group Inc. ("Sunrise"), the Company agreed to issue Sunrise options to purchase up to 700,000 shares of its common stock as consideration for its public relations services. Of such options, 460,000 options vested as of April 24, 1996 and options to purchase 10,000 shares of common stock vest monthly for a 24-month period, subject to the continued provision of services by Sunrise. Options to purchase 540,000 shares of common stock had vested as of December 31, 1996. Under the Agreement, the purchase price of each share subject to an option is $1.00. The term of these options will expire on April 2001. The Company has accounted for the fair value of the grant of options to Sunrise in accordance with FASB Statement 123. The compensation cost that has been charged against income for the options granted to Sunrise was $164,063.

     Under a consulting agreement with WEDA Corporation, N.V. ("WEDA"), the Company agreed to issue WEDA options to purchase up to 100,000 shares of common stock at $2.25 per share as partial consideration for its consulting services. Such options vest monthly over a two-year period and will expire in June 2001.

     Warrants

     The Company issued warrants exercisable into 1,150,000 shares of common stock in connection with its May 1996 private placement. The warrants, which are exercisable at $1.00 per share, have been included in the computation of fully diluted earnings per share.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



12.  Taxes on Income

     CISL is subject to the income tax law (inflationary adjustments) pursuant to which its results of operations for tax purposes are measured in real terms in accordance with the Israeli CPI. Under the Income Tax Law (Adjustments for Inflation) 1985, income for tax purposes is measured in terms of earnings in NIS and adjusted for changes in the CPI. The theoretical tax expense, assuming all income was taxed at the regular rate applicable to an Israeli corporation and the actual tax expense is virtually identical. Any differences are immaterial to the financial statements taken as a whole.

     CASDIM INTERNATIONAL SYSTEMS, INC. has a net operating loss carryforward in the amount of $616,312 which will begin to expire in the year 2002.

13.  Related Party Transactions

     In October, 1995, the Company transferred $1,000,000 (NIS 3,000,000) to CASDIM SOFTWARE SYSTEMS, LTD., of which US $700,000 served as advance payment on account of the purchase and adaptation of related software products for the "MEDICAL MULTIMEDIA KIOSK" which is expected to be sold by December 31, 1998 to Kupat Holim Klalit, the largest H.M.O. in Israel and US $300,000 was a short-term loan. The principal amount of the loan is linked to the Israeli CPI. The Company also acquired a patent from the related party. See details at Note 5.

14.  Commitments and Contingent Liabilities

     Lease commitment: The Company's Israeli subsidiary leases its premises under a rental agreement which expires on December 31, 1997. The annual rental under the lease is Adjusted NIS 225,720 (US $72,000). The rent is linked to the US dollar.

15.  Subsequent Events

     In March 1997, the public relations retainer agreement with Sunrise was terminated (see note 11). Sunrise will retain the option to purchase up to 300,000 shares of the Company's common stock. The Company has entered into negotiations with Pelican Investments Ltd. for a similar public relations agreement, agreeing to issue Pelican Investments Ltd. options to purchase up to 400,000 shares of the Company's common stock.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     In March 1997, CISL was informed by Kupat Holim Leumit, of its continued postponement of payment of a trade account receivable owed to the Company in the amount of approximately $300,000. The Company is currently researching all possible remedies to correct the situation.

     In March 1997, CISL entered into an agreement with Bank Hapoalim to convert approximately $1,000,000 of short-term debt into long-term debt.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                                                March 31,              December 31,
                                                                  1997                     1996
                                                               (Unaudited)              (Audited)
                                                               -----------              ---------
                                     ASSETS
CURRENT ASSETS
   Cash ....................................................  $  932,020               $   915,527
   Accounts receivable
          Trade - Note 8....................................     426,062                   438,807
          Other.............................................   1,087,238                 1,236,667
   Investments..............................................           -                   173,596
                                                               ---------                ----------
                                                              $2,445,320                $2,764,597
PROPERTY AND EQUIPMENT
   Property and equipment...................................     259,820                   225,361
   Less accumulated depreciation............................     (56,943)                  (36,435)
                                                              -----------               ----------
                                                                 202,877                   118,926
OTHER ASSETS
    Deposits.................................................     55,893                    10,200
    Start-up and organization costs..........................     46,700                    48,304
    Patent, net - Note 3.....................................    387,500                   400,000
    Product development costs - Note 4.......................  1,206,056                   943,164
                                                              ----------                ----------
           Total............................................. $4,344,346                $4,355,191
                                                              ==========                ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable
          Trade.............................................  $  329,709                $   52,675
          Other.............................................     232,975                   469,355
   Current maturities of debt...............................     241,987                 1,344,416
                                                              ----------                ----------
                                                                 804,671                 1,866,446
LONG-TERM DEBT
   Accrued severance pay - Note 5...........................      25,357                    25,474
   Long term bank debt - Note 9.............................   1,000,000                         -

STOCKHOLDERS' EQUITY - Notes
   Common stock, $.01 par  value, 500,000,000
        shares authorized 14, 134,001 shares issued
        and outstanding, 285,000 shares held as
        treasury stock......................................         985                       985
   Additional paid in capital...............................   3,545,268                 3,145,268
   Less treasury stock (cost)...............................      (1,425)                   (1,425)
   Retained earnings (deficit)..............................  (1,030,510)                 (681,557)
                                                              -----------                 ---------
           Total shareholders' equity.......................   2,514,318                  2,463,271
                                                              -----------               -----------
                Total liabilities and shareholders' equity.. $ 4,344,346                $ 4,355,191
                                                             ===========                ===========

See accompanying notes to the consolidated financial statements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                                                                Three Months        Three Months
                                                                   Ended               Ended
                                                                  March 31,           March 31,
                                                                   1997                1996
                                                                   ----                ----
Sales........................................................  $    6,985           $ 253,007
Cost of sales................................................           -              31,785
                                                                ---------            --------
Gross profit.................................................       6,985             221,222
Selling, general and administrative expenses.................     485,492             113,989
                                                                ---------           ---------
Income (loss) from operations................................    (478,507)            107,233
Other income (expense)
   Interest income..........................................        5,828                   -
   Interest expense.........................................      (21,676)            (18,710)
   Gain (loss) from foreign currency translation...........             -             (18,134)
   Gain from sale of investments............................      145,402                   -
                                                                ---------             -------
          Total.............................................      129,554             (36,844)

Income (loss) from operations before taxes...................    (348,943)             70,389
Income tax (expense).........................................           -             (33,185)
                                                               ----------            --------
Net income (loss)............................................   $(348,943)           $ 37,204
                                                               ==========           =========

Earnings (loss) per share on common and
    common stock equivalents.................................     $(.0247)               $.01
                                                                  =======                ====

Earnings (loss) per share on a fully diluted basis...........     $(.0247)               $.01
                                                                  =======                ====

Total average number of shares outstanding...................  14,134,001           9,634,000
                                                               ==========           =========








See accompanying notes to consolidated financial statements.


                       CASDIM INTERNATIONAL SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED, MARCH 31, 1997 AND 1996


                                                                     1997                   1996
                                                                     ----                   ----
                                                                 (Unaudited)             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)........................................    $(348,953)               $  37,204
   Adjustments to reconcile net income to net cash
          provided by operating activities:
          Depreciation and amortization.....................       34,612                   28,947
   Changes in operating assets and liabilities:
      (Increase) decrease in:
          Accounts receivable - trade.......................       12,745                 (208,148)
          Accounts receivable - other.......................      149,429                  220,744
      (Decrease) increase in:
          Accounts payable - trade..........................      277,034                   18,900
          Accounts payable - other..........................     (236,380)                 (14,668)
                                                                ---------                ---------
                 Net cash provided (used) by
                 operating activities.......................     (111,513)                  82,979
                                                                ---------                ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Payment for product development costs....................     (262,892)                       -
   Purchase of property and equipment.......................      (34,459)                  (2,301)
   Sale of investments......................................      173,596                        -
   Payment of security deposit..............................      (45,693)                       -
                                                                ---------                ---------
                 Net cash used in investing activities......     (169,448)                  (2,301)
                                                                ---------                ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment on short term debt...............................    (102,429)                  (78,536)
   Severance pay............................................        (117)                    2,875
   Proceeds from stock warrants exercised...................     400,000                         -
                                                                --------                  --------
                 Net cash provided (used) by
                 financing activities.......................     297,454                   (75,661)
                                                                --------                 ---------

INCREASE IN CASH............................................      16,493                     5,017

CASH:
   Beginning of period......................................     915,527                        26
                                                                --------                 ---------
   End of period............................................    $932,020                   $ 5,043
                                                                ========                 =========

Interest paid.........................      $21,676
                                            =======
Income taxes paid.....................         $  -
                                               ====


See accompanying notes to consolidated financial statements.

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



1.   Basis of Presentation

     The accompanying financial information is unaudited, but, in the opinion of management, reflects all adjustments (which include only normally recurring adjustments) necessary to present fairly the Company's financial position, operating results and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The financial information should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1996 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for the three-month period ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.

2.   Summary of Significant Accounting Policies:

     This summary of significant accounting policies of CASDIM INTERNATIONAL SYSTEMS, INC., (the "Company") and its subsidiaries, CASDIM INTERACTIVE SYSTEMS USA, INC. and CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL), is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.

     a. Principles of consolidation - In 1995, CASDIM INTERNATIONAL SYSTEMS, INC. issued 8,500,000 shares of stock after a 50:1 reverse stock split to acquire 100% of the voting and equity shares of CASDIM INTERACTIVE SYSTEMS USA, INC., which owns 100% of the voting and equity shares of CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL). The business combination has been accounted for using the pooling method of accounting. The consolidated financial statements include the accounts of the Company and its subsidiaries.

     b. Foreign operations - CASDIM INTERACTIVE SYSTEMS, LTD., (ISRAEL) maintains its accounts in nominal New Israeli Shekels ("NIS"). Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the New Israeli Shekel ("NIS"), which may not be exchangeable for dollars.

          Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in the Statement of Financial Accounting

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          Standards ("FAS") No. 52, "Foreign Currency Translation," of the Financial Accounting Standards Board of the United States.

          Accordingly, certain items relating to the Company's Israel subsidiary have been remeasured as follows:

               Monetary items-at the current exchange rate at each balance sheet date;

               Nonmonetary items-at historical exchange rates;

               Income and expense items-at exchange rates current as of the date of recognition of those items (excluding depreciation and other items deriving from nonmonetary items);

               Exchange  gains  and  losses  from  aforementioned  remeasurement
               (which are immaterial for each year) are reflected in the statements of income.

               Linkage Basis - Balances which are linked to the Israeli Consumer Price Index (the "CPI") are presented on the basis of the index at the balance sheet date, which index is published subsequently. Balances denominated in, or linked to, currencies other than the dollar are presented according to the exchange rates prevailing at the balance sheet date.

               The effects of the  inflationary  erosion of  monetary  items and
               interest  is  included  in  financial  income  or  expenses,   as
               appropriate.

     c. Fixed Assets - Fixed assets are stated at cost. Depreciation has been calculated by the straight-line method over the estimated useful lives of the assets.

                                        Years
                                        -----
          Leasehold improvements          10

          Motor vehicles                   7

          Office furniture and
          equipment (mainly computers
          and peripheral equipment)      5-20

          Leasehold improvements are depreciated using the straight-line method over the period of each lease, not to exceed the estimated useful life of the improvements.

     d. Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers cash and cash equivalents to consist of all cash, either on hand

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

          or in banks including time deposits, and any highly liquid debt instruments purchased with a maturity of three months or less.

     e. Bad Debts - Uncollectible accounts receivables are charged directly against earnings when they are determined to be uncollectible. Use of this method does not result in a material difference from the valuation method required by generally accepted accounting principles.

     f. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   Patent

     In January 1995, the Company acquired a pending patent No. 108935 from CASDIM SOFTWARE SYSTEMS, LTD. for the sum of $500,000. The patent is being depreciated using the straight-line method over the period of ten years.

4.   Product Development Costs

     Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which model the product is ready for general release have been capitalized. Total costs incurred to March 31, 1997 were $1,206,056.

     Capitalized software costs are amortized by the greater of: (i) ratio of current gross revenues from sales of the software to the total of current anticipated future gross revenue from sales of that software or (ii) the straight-line method over the remaining estimated useful life of the product (not greater than three years). The Company assesses the recoverability of this intangible asset by determining whether the amortization of the asset over its remaining life can be recovered through undiscounted future operating cash flows from the specific product.

5.   Accrued Severance Pay

        The liability of the Company for severance pay for the employees of its Israeli subsidiary is calculated on the basis of the latest salary paid to its employees and the length of time they have worked for the Company. Pursuant to Israeli law, the liability is covered by a provision in the Company's balance sheet and amounts deposited with the severance pay funds and

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     insurance policies. The insurance policies are owned by CISL and have been entered into by CISL on behalf of its individual employees. The amounts accumulated with the insurance company are not under CISL's control or management and are therefore not reflected in the Company's balance sheet.

6.   Capital Stock

     On May 3, 1996 the Company completed a private placement of its securities in which 4,000,000 shares of common stock were issued for $3,000,000, before expenses of $313,210.

7.   Stock Warrants and Stock Options

     Stock Compensation Plans

     Under the Company's 1996 Stock Option Plan (the "Plan"), the Company may grant options for up to 500,000 shares of its common stock to its employees, directors and consultants. No options have been granted to date.

     Under the Plan, the exercise price of incentive stock options ("ISOs") may not be less than 100% (or 110%, if at the time of grant the optionee owns more than 10% of the voting stock of the Company) of the fair market value of the shares of common stock at the date of grant. The purchase price of each share subject to an option, or any portion thereof, which is not designated as an ISO, may not be less than 75% of the fair market of such shares on the date of grant. The term of each option under the Plan may be for a period of up to ten years (five years if the recipient is a 10% or more shareholder).

     Under a public relations retainer agreement (the "Agreement") with Sunrise Financial Group Inc. ("Sunrise"), the Company agreed to issue Sunrise options to purchase up to 700,000 shares of its common stock as consideration for its public relations services. Of such options, 460,000 options vested as of April 24, 1996 and options to purchase 10,000 shares of common stock were to vest monthly for a 24-month period, subject to the continued provision of services by Sunrise. Options to purchase 540,000 shares of common stock had vested as of December 31, 1996. Under the Agreement , the purchase price of each share subject to an option is $1.00. The term of these options will expire on April 2001.

     In March 1997, the "Agreement" with Sunrise was terminated. The parties agreed that Sunrise would retain options to purchase up to 300,000 shares of the Company's common stock.

     In April 1997, the Company entered into an agreement with Pelican Consultants, Inc. ("Pelican") to provide financial consulting and financial relations services to the Company. The Company agreed to issue Pelican options to purchase up to 200,000 shares of the Company's common stock at a purchase price of $1.00 per share. Of such options, 100,000

                       CASDIM INTERNATIONAL SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     options vested as of April 11, 1997 and options to purchase the remaining shares will vest ratably over the next 12 month period subject to the continued provision of services by Pelican.

     The Company has accounted for the fair value of the grant of options to Sunrise and Pelican in accordance with FASB Statement 123. The compensation costs that has been charged against income for the options granted to Sunrise and to Pelican was $164,063.

     Warrants

     The Company issued warrants exercisable into 1,150,000 shares of common stock in connection with its May 1996 private placement. The warrants, which are exercisable at $1.00 per share, have been included in the computation of fully diluted earnings per share. As of March 31, 1997, 500,000 warrants have been exercised. There remain 650,000 warrants available to be exercised.

8.   Accounts Receivable

        In March 1997, CISL was informed by Kupat Holim Leumit, of its continued postponement of payment of a trade account receivable owed to the Company in the amount of approximately $300,000. The Company has also been informed by Kupat Holim Leumit that a change in senior management is currently being contemplated.

9.   Long Term Debt

     On March 3, 1997, CISL converted $1,000,000 of short term debt into long term debt. The terms of the refinancing call for payments of interest only, with a balloon payment due in February, 2002.

=============================================  =================================
  No  dealer,  salesperson  or  other  person
has been  authorized to give any  information
or to make any  representation  not contained
in this  Prospectus  in  connection  with the            2,171,002 Shares
offer  made  hereby.  If given or made,  such
information  or  representation  must  not be
relied upon as having been  authorized by the               Common Stock
Company or the Underwriters.  This Prospectus
does  not  constitute  an  offer  to  sell or
solicitation  of an offer to  purchase by any
person in any  jurisdiction  in which such an
offer would be unlawful. Neither the delivery
of  this   Prospectus   nor  any  sale   made
hereunder   shall  under  any   circumstances
create any  implication  that the information
contained  herein is  correct  as of any time
subsequent     to    the     date     hereof.

      -------------------------------

           TABLE OF CONTENTS
                                         Page          CASDIM INTERNATIONAL
Prospectus Summary.........................3               SYSTEMS, INC.
Risk Factors...............................6
Use of Proceeds...........................13
Price Range of Ordinary Shares............13
Dividend Policy...........................14               _______________
Capitalization............................14
Selected Financial Data...................15                 PROSPECTUS
Management's Discussion and Analysis
  of Financial Condition and Results                       _______________
  of Operations...........................16
Business..................................20
Management................................30
Certain Transactions......................33
Principal Shareholders....................35
Shares Eligible for Future Sale...........36
Description of Capital Stock..............36
Plan of Distribution......................37
Legal Matters.............................37                June___, 1997
Experts...................................38
Available Information.....................38
Financial Statements.....................F-1



=============================================  =================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 27. Exhibits and Financial Statement Schedules.

   (a) Exhibits


Exhibit
Number
------
    *2   Agreement for the Exchange of Stock and Reorganization.
     3.1 Articles of Incorporation (Delaware).
     3.2 By-laws.
  ***4.1 Form of Warrant Agreement.
  ***4.2 Stock Option Agreement with Sunrise Financial Group Inc.
     4.3 Stock Option Agreement between the Company and Pelican Consultants U.S.A., Inc.
     4.4 Warrant Agreement dated May 22, 1997 between the Company and Lydford
         Ltd.
     4.5 Form of Registration Rights Agreement between the Company and Brayford Ltd., Lydford Ltd. and Stolin Ltd.
     5.1 Opinion of Carter, Ledyard & Milburn regarding legality of the securities being registered.
   *10.1 Software Adaptation Services Agreement dated January 10, 1995 between the Company and CSS Ltd.
    10.2 Debt Agreement dated March 3, 1997 between Casdim International Systems, Ltd. and Bank Hapoalim
   *10.3 Patent Assignment Agreement dated January 10, 1995 between the Company and  CSS Ltd.
 ***10.4 Private Placement Purchase Agreement.
 ***10.5 Consulting Agreement dated April 24,1996 with Pelican Securities &
         Investments Ltd., Softbreeze Ltd., Montaraz Limited, Onvoy Holdings Ltd. and Wideglobe Ltd.
****21.1 Subsidiaries of the Company.
    23.1 Consent of Hocker, Lovelett, Hargens & Yennie, P.C.
    23.2 Consent of Carter, Ledyard & Milburn (included in Exhibit 5.1) ****24.1 Powers of Attorney (Contained in the Signature Pages)

------------------
* Incorporated by reference to the Company's Report on Form 10-KSB for the year ended December 31, 1995.
** Incorporated by reference to the Company's Report on Form 10-K for the year ended December 31, 1994.
*** Incorporated by reference to the Company's Report on Form 10-QSB for the quarter ended September 30, 1996.
**** Previously filed.

     (b) Financial Statement Schedules

     None.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on the 17th day of June, 1997.

                                            Casdim International Systems, Inc.


                                            By: /s/Yehuda Shimshon
                                            ----------------------
                                            Yehuda Shimshon,
                                            Chairman of the Board, President
                                            & CEO


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons on June 17, 1997 in the capacities indicated:


Name                                                 Title
----                                                 -----

/s/Yehuda Shimshon
------------------
Yehuda Shimshon                            Chairman of the Board, President and
                                           Chief Executive Officer (Chief
                                           Financial and Accounting Officer)

      *                                            Director
-------------------
Ilan Mintz
      *                                            Director
-------------------
Doron Leave
      *                                            Director
-------------------
Israel Shimshon
      *                                            Director
-------------------
David Tamir



*By: /s/Yehuda Shimshon
-----------------------
Yehuda Shimshon, Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
Number                   Description                                    Page No.
------                   -----------                                    --------
    *2   Agreement for the Exchange of Stock and Reorganization.
     3.1 Articles of Incorporation (Delaware).
     3.2 By-laws.
  ***4.1 Form of Warrant Agreement.
  ***4.2 Stock Option Agreement with Sunrise Financial Group Inc.
     4.3 Stock Option Agreement between the Company and Pelican Consultants U.S.A., Inc.
     4.4 Warrant Agreement dated May 22, 1997 between the Company and Lydford
         Ltd.
     4.5 Form of Registration Rights Agreement between the Company and Brayford Ltd., Lydford Ltd. and Stolin Ltd.
     5.1 Opinion of Carter, Ledyard & Milburn regarding legality of the securities being registered.
   *10.1 Software Adaptation Services Agreement dated January 10, 1995 between the Company and CSS Ltd.
    10.2 Debt Agreement dated March 3, 1997 between Casdim International Systems, Ltd. and Bank Hapoalim
   *10.3 Patent Assignment Agreement dated January 10, 1995 between the Company and  CSS Ltd.
 ***10.4 Private Placement Purchase Agreement.
 ***10.5 Consulting Agreement dated April 24,1996 with Pelican Securities &
         Investments Ltd., Softbreeze Ltd., Montaraz Limited, Onvoy Holdings Ltd. and Wideglobe Ltd.
****21.1 Subsidiaries of the Company.
    23.1 Consent of Hocker, Lovelett, Hargens & Yennie, P.C.
    23.2 Consent of Carter, Ledyard & Milburn (included in Exhibit 5.1)
****24.1 Powers of Attorney (Contained in the Signature Pages)

------------------
* Incorporated by reference to the Company's Report on Form 10-KSB for the year ended December 31, 1995.
** Incorporated by reference to the Company's Report on Form 10-K for the year ended December 31, 1994.
*** Incorporated by reference to the Company's Report on Form 10-QSB for the quarter ended September 30, 1996.
**** Previously filed.